As Filed with the Securities and Exchange Commission on November 19, 2004.

Commission File No: 333-119859

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

(Name of Small Business Issuer in its charter)

Florida	3420	65-0847852

(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Westpark Drive #2
Little Rock, AR 72204
(501) 661-9100

(Address and telephone number of principal executive offices)

David A. Collins, CEO
1601 Westpark Drive #2
Little Rock, AR 72204
Tel. (501) 661-9100

(Name, address and telephone number of agent for service)

Copy to:
Allan M. Lerner, Esq.
2888 E. Oakland Park Blvd.
Ft. Lauderdale, FL 33306
Tel. (954) 563-8111
Fax. (954) 563-1457

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statements for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statements for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	aggregate offering	aggregate offering	Amount of
registered	registered(4)	price per share	price	registration fee
Common Stock(2) held by Shareholders	467,808	$1.71	$799,951.68	$101.35

Common Stock issued upon exercise of warrants(3)	233,901	$1.71	$399,970.71	$50.68

Common Stock Issuable upon exercise of warrants granted to Placement Agent	160,000	$1.71	$273,600	$34.67

Total	861,709	$1.71	$1,473,522.30	$186.70 (5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The registration fee was calculated based upon the average of the closing bid and asked prices for the Common Stock on November 16, 2004 as reported on the NASDAQ OTC:BB market, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)	The securities include certain rights associated with the Common Stock issued pursuant to the Registration Rights Agreement dated March 11, 2004.

(3)	There are being registered hereunder common stock underlying warrants representing rights to purchase certain of the common stock.

(4)	Pursuant to Rule 416 under the Securities Act of 1933 as amended, there are also being registered such additional and indeterminate number of shares of common stock as may become issuable as a result of the anti-dilution provisions including stock splits, stock dividends or similar transactions affecting the common stock of the Registrant, but not as a result of pure adjustments attributable to changes in market price.

(5)	A registration fee in the amount of $205.26 was paid with the initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED November 19, 2004

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

861,709 Shares of Common Stock

     This Prospectus relates to the 861,709 shares of Common Stock of DAC Technologies Group International, Inc., being offered by certain shareholders. We will not receive any proceeds from the sale of shares by the Selling Shareholders. The Selling Shareholders acquired their shares and warrants or will acquire their shares:

•	In connection with a private placement of Units including common stock and warrants; and

•	Warrants as payment of placement agent fees

     Our common stock is traded on the NASDAQ OTC:BB under the trading symbol “DAAT”. On November 16, 2004, the closing bid and asked prices for our common stock were $1.67 and $1.75, respectively.

     The Selling Shareholders named under Plan of Distribution-Selling Shareholders, are selling the shares for this offering. We will not receive any of the proceeds from the sale of common stock by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses will be borne by the Selling Shareholders.

     The Selling Shareholders may sell the shares in this offering from time to time in transactions in the open market (including any securities exchange or through any inter-dealer quotation system), in negotiated transactions, or by a combination of these methods, at fixed prices related to market prices or at negotiated prices.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 2 FOR A DISCUSSION OF IMPORTANT MATTERS THAT SHOULD BE CONSIDERED BY YOU PRIOR TO INVESTING.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.

The date of this Prospectus is _________, 2004

PROSPECTUS SUMMARY

This brief summary highlights selected information from the Prospectus. It does not contain all of the information that is important to you. We urge you to read the entire Prospectus before considering investing in our common stock.

DAC Technologies Group International, Inc. is referred to in this Prospectus as “DAC”, our, we or us.

Business

     We are in the business of developing, marketing and outsourcing the manufacture of various consumer products, patented and non-patented. Our primary business is gun safety and gun maintenance; our target consumer base is sportsmen, hunters and outdoors men, and recreational enthusiasts. Our products have historically been security related, evolving from various personal, home and automotive electronic security devices, to firearm safety devices such as gun and trigger locks, cable locks and safes. In 2003, we expanded our product line to include a line of gun cleaning kits.

     A significant portion of our business is with mass market retailers such as Wal Mart and Kmart. However, we have been able to significantly increase our business with firearm manufacturers, as well as large sporting goods retailers and distributors. Our line of GunMaster gun cleaning kits has enabled us to establish relationships in the sporting goods market which management believes will enable the Company to expand its product line into other areas outside of the gun related items currently marketed.

     The majority of our products are manufactured and imported from mainland China and shipped to a central location in Little Rock, Arkansas for distribution.

     We are in the process of improving and redesigning our website (WWW.DACTEC.COM). All of our products will be available via e-commerce on this new site. Our web site is intended to be the only direct link by the Company to the retail market. Because our products are strictly safety devices, they are not burdened by the politics surrounding gun ownership and gun rights, and can be widely embraced as a solution to unintended gun injuries and death.

     For more information regarding our business, our finances and the risk associated with a purchase of our common stock, see “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”,

     Our executive offices are located at 1601 Westpark Drive #2 Little Rock, AR 72204; Telephone (501) 661-9100.

The Offering

Securities Offered by Selling Security Holders

Common Stock	861,709

Equity Securities Outstanding Prior to Offering

Common Stock,	6,180,864
Preferred Shares	-0-
Warrants	393,901
Options	-0-

     The number of shares outstanding does not include warrants to purchase 393,901 shares. These warrants were issued to investors (233,901 warrants), and Keane Securities Co., Inc., as placement agent (160,000 warrants), pursuant to a private placement. Each warrant allows the holder to purchase one share of our common stock at a price of $2.57 per share. The shares sold in the private placement offering and those underlying the warrants are the subject of this Prospectus.

Equity Securities Outstanding After Offering

Common Stock,	6,574,765
Preferred Shares	-0-
Warrants	-0-
Options	-0-

•	Assumes that all warrants are exercised.

Trading Symbol

     DAAT

Use of Proceeds

     We will not receive any proceeds from the sale of common stock by the selling Security Holders.

Risk Factors

     An investment in the securities offered hereby involves a high degree of risk. You should review carefully and consider the factors described in “Risk Factors“beginning on page 3.

Forward-Looking Statements

     Except for the historical information contained herein, the matters discussed in this prospectus under “Risk Factors”, in addition to certain statements contained elsewhere in this prospectus or in our filings under the Securities Exchange Act of 1934, (the “Exchange Act”), are “Forward-Looking Statements” and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this prospectus under “Risk Factors” and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by us as required by the Securities Act and the Exchange Act. We, however, undertake no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

     Prospective investors should carefully consider the following Risk Factors, in addition to the other information set forth in this prospectus, in evaluating an investment in the securities offered hereby.

General

     Purchasers of Our Shares Could Suffer Substantial Dilution If All or a Substantial Portion of Outstanding Options, Warrants and Debentures Are Converted. We currently have reserved for issuance 393,901 shares of our common stock in the event of conversion of the outstanding warrants. The issuance of our reserved common stock will increase the number of outstanding shares of common stock by approximately 6% and may cause substantial numerical dilution to purchasers of shares covered by this prospectus.

     Our Common Stock Is Thinly Traded and There Are Substantial Shares Eligible for Public Resale. There are currently approximately 2,953,061 shares of common stock in the public float. There are approximately 70 shareholders of DAC. Our average daily volume for the past three months has been approximately 16,089 shares per day, with the high volume of 87,300 shares and a low volume of 0 shares. If all or a substantial portion of our shares that are eligible for public resale are sold, the market price for our shares may be materially adversely affected. All of the 393,901 shares of our common stock that have been reserved for issuance are being registered with the SEC so that the holders of such shares may resell them publicly. In addition, approximately 1,482,538 shares of our outstanding common stock are restricted securities and after having been held for at least one year may, be publicly resold under Rule 144. If all or a substantial portion of the shares which may be publicly resold become available in the marketplace, the market price of our shares may be adversely affected.

     Potential Lack of Liquidity of Our Common Stock. Our common stock trades on the OTC Electronic Bulletin Board. Stocks trading on the OTC Electronic Bulletin Board generally attract a smaller number of market makers and a less active public market.

     Moreover, since our common stock is traded on the OTC Electronic Bulletin Board, investors may find it difficult to dispose of or obtain accurate quotations as to the value of our common stock.

     Due to the Current Market Price of Our Shares, Additional Sales Practices Imposed Upon Broker-Dealers Could Adversely Effect the Market for Our Shares. Our shares are subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities (“penny stock”) to persons other than established customers and institutional accredited investors. The SEC’s regulations define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in, or trade our common stock, and may also affect your ability to resell any shares you may purchase in this offering in the public markets. As a result, you could suffer a total loss of any investment you make in our securities. See “Market for Common Equity and Related Stockholder Matters-Penny Stock Regulation”.

     Our Articles of Incorporation Allow Authorization and Discretionary Issuance of Preferred Stock. Our Articles of Incorporation authorize the issuance of “blank check”, preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. Any such designations and issuances, could:

•	Adversely affect the voting power or other rights of the holders of our common stock.

•	Substantially dilute the common shareholder’s interest.

•	Depress the price of our common stock.

     The Issuance of “Blank Check” Preferred Stock Could Delay, Deter, or Prevent a Take Over, Merger or Change of Control and May Prevent You From Realizing a Premium Return. Our Articles of Incorporation gives the Board of Directors the sole authority to issue “blank check” preferred stock. The issuance of “blank check” preferred stock could have the effect of delaying, deterring, or preventing a merger, take over or change in control without any action by the shareholders. The Board of Directors, by the issuance of preferred stock, could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

     We Are Required to Indemnify Our Officers and Directors in Certain Circumstances for Claims Against Them That May Bear Significant Cost Therefore Reducing Our Profitability and Our Ability to Continue Our Business. Our articles of incorporation and bylaws provide that we will indemnify our officers, directors, employees and agents against liability to the company in any proceeding in which such person wholly prevails on the merits. Generally, we may indemnify our officers and directors against such liability if the officer or director acted in good faith believing his or her actions to be in the best interests of the company. These provisions may limit our recovery for any claims against our officers and directors.

     We May Be Unable to Protect Our Intellectual Property Rights or to Continue Using Intellectual Property That We License From Others. We rely and will rely on a combination of copyright, trademark, service mark, and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology.

     No Payment of Dividends. It is not anticipated that we will pay any dividends on our common stock in the future. The Board of Directors intends to follow a policy of retaining earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of the common stock.

Risks Related to the Business

     If We are to Expand Our Operations, We May Need Additional Capital. Our ability to timely expand our product operations and, in particular, the production and marketing of our products, is largely dependent upon our revenues or the acquisition of additional funding. In the event that additional capital is not obtained or our revenues fall off, we may be unable to timely complete and/or implement our plans to expand our operations. While we believe we have accurately identified strategic and viable business opportunities to pursue, there is no assurance that these will become profitable operations. Technology is a rapidly developing industry and our success is dependent on, among other things, developing commercially acceptable products and pursuing the correct distribution channels. Anti-gun sentiments and a weak economy are potential risk factors.

     We have recently raised approximately $800,000 in a private placement of Units consisting of our common stock and warrants, which we intend to use in reducing our outstanding debt to both third party purveyors and lenders, implement the growth and development of our product lines and for working capital. These funds will create greater liquidity for us and relieve some of the reliance on our factoring arrangement.

     We Have a History of Operating Profits, and Our Growth Program and Future Profitability Remains Uncertain. We believe that operating results will be adversely affected if start-up expenses associated with our new product lines are incurred without sufficient revenues. Moreover, future events, including unanticipated expenses or increased competition could have an adverse effect on our long-term operating margins and results of operations. There can be no assurance that our Company’s growth program will result in an increase in the profitability of our operations. Recent growth has been due to diversifying our product line, particularly by the addition of gun-cleaning kits. Our ability to continue this growth pattern that characterized our operations in prior years is dependent to a large part on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner, including the introduction of new or updated products at prices acceptable to customers. We can give you no assurance that the market for our products will continue to grow or that large demand for these products will emerge or be sustainable.

     Our Success Depends on Maintaining Relationships with Key Customers. We have several customers upon which we depend on for the sale of a large percentage of our products. For example, more than 50% of our business is through Wal-Mart. Customer orders are dependent upon their markets and may vary significantly in the future based upon the demand for our products. The loss of one or more of such customers, or a declining market in which such customers reduce orders or request reduced prices, could have a material adverse effect on our business.

     We Depend on Contract Manufacturers for Substantially All of Our Manufacturing Requirements. Currently, the Company purchases at least 94% of its products from one major supplier. The Company is dependent upon this supplier continuing in business and its ability to ship to the United States, but believes that it could replace this supplier, if required to, at similar quality and terms. The inability of our contract manufacturers to provide us with adequate supplies of high quality products or the loss of any of our contract manufacturers would have an adverse effect on our business. We rely on contract manufacturers to procure components, assemble, and package our products. We have developed a highly outsourced contract manufacturing capability for the production of our products. Our primary relationships with our foreign contract manufacturers have been accomplished through our agents located in Shanghai, China. Because our primary manufacturer is located in mainland China, we are exposed to risks of political uncertainty including U.S. foreign trade treaties, foreign laws and currency fluctuations. While we believe there are alternative manufacturing companies available at competitive prices, any interruption in the operations of one or more of these contract manufacturers or delays in their shipment of products would adversely affect our ability to meet scheduled product deliveries to our customers.

     While We Manufacture a Variety of Products, We Rely Primarily on the Sale of Gun Cleaning Kits and Gun-locks as Our Major Source of Revenue. Although we sell a number of different products, we rely primarily on two products–gun cleaning kits and gun locks–which collectively accounts for approximately 73% of our total revenues. Should our sales of either of these products significantly decline due to the loss of customers, or a declining market in which such customers reduce orders or request reduced prices, it could have a material adverse effect on our business.

     We May Be Unable to Compete Favorably in the Highly Competitive Gun Cleaning, Security Products and Gun Lock Industry. The manufacture and sale of gun cleaning kits, security safes and gun lock products is highly competitive and there are no substantial barriers to entry into the market. Most of our competitors are large, well-established companies with considerably greater financial, marketing, sales and technical resources than those available to us. Additionally, many of our present and potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. These companies may succeed in developing proposed products that are more effective or less costly than our proposed products or such companies may be more successful in manufacturing and marketing their proposed products. An increase in competition could result in a loss of market share.

     We Are Subject to Sales Cycles Beyond Our Control, Which Are Driven Many Times by National Events. The entire gun industry has experienced a surge in demand in the United States since and as a direct result of the terrorist acts which occurred on September 11, 2001. Americans are now focused on their personal security. There has been a decline in recent years concerning the sale of handguns, possibly due to licensing legislation and to the dissipation of fear as we are time-removed from the events of September 11. Our Company, however, is not reliant on persons who own guns for protection as much as we are on hunters and sportsmen, who are less likely to be affected by national or international events.

     We Extend Credit to Our Customers and Should Our Customers Default on Their Obligations to Us, We May Be Subject to Credit Risk. The Company provides credit in the normal course of business to its customers and performs ongoing credit evaluations of its customers. Approximately 94% of these trade receivables were subject to a factoring agreement. These accounts are factored on a non-recourse basis which reduces the Company’s exposure to credit risk. We also maintain allowances for doubtful accounts and provisions for returns and credits based on factors surrounding the specific customers and circumstances. The Company generally does not require collateral from its customers. Credit risk is considered by management to be limited due to the Company’s customer base and its customer’s financial resources.

     We Have Not to Date Registered or Trademarked Any of Our Product Names. While we may seek to protect our intellectual property, in general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our products. Our failure or inability to protect our proprietary rights could have a material adverse effect on our business, financial condition and results of operations. Moreover, inasmuch as we will often seek to outsource manufactured products which are similar to those manufactured by others, it is critical for us to insure that our manufactured products do not infringe upon existing patents of others.

     Patent Protection Will Not Eliminate Competition. Although we own U. S. patents on our trigger lock device, and several other patents on other personal safety devices, there can be no assurance that any of these patents will adequately protect us from competitors offering similar devices or that we will have adequate resources to protect ourselves from infringers. We believe our trademarks and other proprietary rights are important to our success and our competitive position. The actions we take to establish and protect our trademarks and other proprietary rights, however, may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights.

     We May Not Be Able to Attract and Retain the Qualified Personnel We Need to Succeed in the Future. Our future success will depend in part on our ability to attract and retain qualified personnel to manage the development and future growth of our company. While we believe we have a reliable and effective core team, there can be no assurance that we will be successful in attracting and retaining such personnel.

Risks Related to the Industry

     We Anticipate Eventual State and Federal Gun Lock Legislation and Regulation. While gun locking devices are currently not regulated under federal or most state statutes or regulations, it is likely that such devices will be regulated in the future. At the present time, the state of California has established standards for gun locks which must accompany the sale of any firearm. Other states are considering such legislation. In an effort to develop a national standard, the firearms’ industry is working with the U.S. Consumer Products Safety Commission to develop reasonable performance standards for gun locks. There can be no assurances that our devices will meet the requirements of such future regulations, in which case, sales of such devices by us would be adversely affected.

     The issue of gun control is a highly political issue in the United States. We believe that the National Rifle Association will oppose any legislation that relates to gun control, including any gun lock legislation. Other groups are promoting gun lock legislation at the federal and state levels. However, we cannot rely on, and no assurance can be given regarding, the passage of any type of gun control or gun safety legislation to create a market for our gun locking devices.

     We May Be Affected by Legislation and Regulation over Firearms. The business of all producers and marketers of firearms and firearms parts is subject to thousands of federal, state and local laws and governmental regulations and protocols. The basic federal laws are the National Firearms Act, the Federal Firearms Act, and the Gun Control Act of 1968. The Gun Control Act was subsequently amended with the Violent Crime Control and Law Enforcement Act of 1994, codified at 18 U.S.C. §§921 et seq. The Act included provisions banning the manufacture, sale and transfer of semiautomatic assault weapons and large capacity ammunition devices. The act had a ten-year life and expired on September 13, 2004.These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. From time to time, congressional committees review proposed bills and various states enact laws relating to the regulation of firearms. These proposed bills and enacted state laws generally seek to either restrict or ban the sale and, in some cases, the ownership of various types of firearms. When such laws restrict the ownership of guns, they will have a material adverse effect on our business; on the other hand, if such laws require safety devices to be applied to gun ownership, they will have a positive effect on our business. Such laws, rules, regulations and protocols are subject to change. There can be no assurance that the regulation of firearms will not become more restrictive in the future and that any such restriction would not have a material adverse effect on the business of the Company.

USE OF PROCEEDS

     We will not receive any proceeds from the sales of the shares by the Selling Shareholders. Also, we will bear the costs of registering the shares covered by this prospectus. Those costs include registration and fees and expenses of our counsel and accountants. However, the Selling Shareholders will be responsible for any underwriting discounts and commissions or expenses incurred by the Selling Shareholders for brokerage services.

PLAN OF DISTRIBUTION

     The Registration Statement of which this Prospectus is a part has been filed in connection with the registration rights included in Subscription Agreement between the Selling Shareholders and us.

     The shares offered by this prospectus may be sold or distributed from time to time by the selling security holder or by pledgees, donees or transferees of, or successors in interest to, the selling security holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prevailing prices and terms or at prices related to the then market price, or in negotiated transactions, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

•	“at the market” to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•	any combination of the foregoing, or by any other legally available means.

     In addition, the selling security holder may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holder. The selling security holder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling security holder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling security holder and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933, as amended. Neither we, nor the selling security holder can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holder and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     We will not receive any proceeds from the sale of the common shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting and registration fees, and such expenses are estimated to be $26,205.26.

     We have informed the Selling Shareholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales of the common stock and have informed them of the need for delivery of copies of this prospectus.

     The Selling Shareholders may also use Rule 144 under the Securities Act, to sell the shares if they meet the criteria and conform to the requirements of such rule.

SELLING SHAREHOLDERS

     The following table sets forth the names of the Selling Shareholders, the number of shares of common stock owned beneficially by each Selling Stockholder as of November 17, 2004 and the number of shares that may be offered pursuant to this Prospectus. None of the Selling Shareholders has, or has had during the past three years, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the Selling Shareholders. The following table assumes that all shares of the Company’s common stock that are required to be registered pursuant to the March 11, 2004 Registration Rights Agreement (except those subject to the Warrant exercise) have been issued to the respective Selling Shareholders, and details the shares of the respective Selling Shareholders that may be offered by this Prospectus, and by exercise of warrants, and then in the aggregate for each of the respective Selling Shareholders.

     The Selling Shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the Selling Shareholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares. As explained under “Plan of Distribution,” we have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including but not limited to, all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sale by the Selling Shareholders.

			% of the		% of the	Total Number of
	Number of Shares		Outstanding Shares	Number of Shares	Outstanding Shares	Shares Offered by
Selling Security	Beneficially Owned	Number of Shares	Prior to Offering	Beneficially Owned	After Offering(2)	this Prospectus
Holder	Prior to Offering	Subject to Warrants	(1)(2)	After Offering (3)	(3)	(4)
Shareholder

Charles Schwab & Co Inc C/f Rollover Ira of John Forester	14,619	7,309	0.33%	0	0	21,928

Diane Grosso	14,619	7,309	0.33%	0	0	21,928

Marie C. Keane, and James J. Keane Jt Ten	58,476	29,238	1.33%	0	0	87,714

Thomas Kershner	43,857	21,928	1.0%	0	0	65,785

Objective Holdings	87,714	43,857	2.0%	0	0	131,571

Thomas J. Pray	87,714	43,857	2.0%	0	0	131,571

Patricia Pringle	29,238	14,619	0.67%	0	0	43,857

Ralph Richart, Benefit Trust	29,238	14,619	0.67%	0	0	43,857

Marian Richart, Benefit Trust	29,238	14,619	0.67%	0	0	43,857

Ralph L. Richart Trust, Ralph L Richart Ttee	14,619	7,309	0.33%	0	0	21,928

Christine Rowe-Button	14,619	7,309	0.33%	0	0	21,928

Gilbert Spencer, Jr	29,238	14,619	0.67%	0	0	43,857

Wachovia Securities LLC C/fSep Ira of Christopher G. Grosso	14,619	7,309	0.33%	0	0	21,928

Subtotal	467,808	233,901	10.7%	0	0	701,709

			% of the		% of the	Total Number of
	Number of Shares		Outstanding Shares	Number of Shares	Outstanding Shares	Shares Offered by
Selling Security	Beneficially Owned	Number of Shares	Prior to Offering	Beneficially Owned	After Offering(2)	this Prospectus
Holder	Prior to Offering	Subject to Warrants	(1)(2)	After Offering (3)	(3)	(4)
Placement Agent Warrant Holders

Virgil Cilli	0	5,000	0.08%	0	0	5,000

James Feeney	0	5,000	0.08%	0	0	5,000

Alexander Johnson	0	5,000	0.08%	0	0	5,000

James J. Keane	0	50,000	0.76%	0	0	50,000

Marie Keane	0	5,000	0.08%	0	0	5,000

Frances Mack	0	3,000	0.05%	0	0	3,000

Gorden McLaren	0	7,500	0.11%	0	0	7,500

Kenneth Nielsen	0	7,500	0.11%	0	0	7,500

Walter D. O’Hearn, Jr.	0	50,000	0.76%	0	0	50,000

Patricia Walsh	0	2,000	0.03%	0	0	2,000

Steven Zellner	0	20,000	0.30%	0	0	20,000

Subtotal	0	160,000	2.4%	0	0	160,000

TOTAL	467,808	393,901	13.1%	0	0	861,709

(1)	Assumes the exercise of all warrants

(2)	Percent based upon 6,574,765 shares outstanding (6,180,864 shares outstanding as of November 17, 2004 and the 393,901 shares underlying the warrants).

(3)	Assumes sale of all shares.

(4)	Includes all shares to be issued pursuant to Registration Rights Agreement dated as of March 11, 2004, including those shares of common stock subject to Warrant exercise. The Warrants are exercisable at $2.57 per share.

DESCRIPTION OF BUSINESS

History and Business Development

     We were incorporated as a Florida corporation in July 1998, under the name DAC Technologies of America, Inc. for the purpose of succeeding to the interest of DAC Technologies of America, Inc., an Arkansas corporation (“DAC Arkansas”). In September 1998, we purchased substantially all of the assets of DAC Arkansas. DAC Arkansas, formed as an Arkansas corporation in 1993, may be deemed to be a predecessor of our company. DAC Arkansas commenced operations with the manufacture of various safety products, which were eventually acquired by us. Our principal owners and management held similar positions with DAC Arkansas. We have continued the operations of DAC Arkansas without any significant changes. In July 1999, we changed our name to DAC Technologies Group International, Inc.

     Between July 1998 and March 2002, we sold an aggregate of 5,763,956 shares of our Common Stock to approximately 40 accredited or otherwise sophisticated investors with whom we had pre-existing relationships and who had access to relevant information concerning the Company in a series of transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). We received cash proceeds of approximately $724,400 from these transactions.

     We have not been involved in any bankruptcy, receivership or similar proceeding. Except as set forth herein, we have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

     Our primary business is gun safety and gun maintenance; our target consumer base is sports men, hunters and outdoors men, and recreational enthusiasts. In 2002, the American Firearms Industry, a trade association, estimated that there are 60-65 million gun owners in the United States according to the February 2000 COMMERCE IN FIREARMS IN THE UNITED STATES published by the U.S. Bureau of Alcohol, Tobacco and Firearms and the Department of Commerce, and an estimated two million new and two million second-hand handguns are sold in the United States annually. The government also reported that a survey done in 1994 indicated that the total number of firearms in private hands exceeded 200 million, of which only 11% are used for protection. Because of the population growth over the decade since the report, it is safe to assume that the number of firearms and firearm owners has substantially increased.

Business Summary

     The most significant event in 2003 was the introduction of the Company’s line of GunMaster gun cleaning kits. This has now replaced gun locks as the Company’s primary growth sector. First sold late in the second quarter, and with only four items in this line, sales of these kits totaled approximately $1,990,000. Sales of these gun cleaning kits enabled the Company to increase its sales 73% over 2002 and increase net income 2,391%.

     In June 2004, the Company shipped six of the new GunMaster gun cleaning kits to Wal-Mart as permanent additions to the gun accessory module. Daily reorders for all of the Company’s items in this module have more than tripled in July and August over second quarter levels. As of the first week in August 2004, the Wal Mart retail sales derived from GunMaster gun cleaning kits have exceeded the Company’s expectations, even though the new module has not been set in all the Wal Mart stores. As the Wal Mart stores continue to come on line, the Company expects retail sales at Wal Mart to increase significantly. In addition to Wal Mart, our gun cleaning accessories also are offered by other retail chains and distributors. Due to the success of the initial four items in its GunMaster line, the Company, in 2004, has added more than thirty new gun accessory items to this category. These new items were introduced at the SHOT Show in February 2004, with tremendous response. Shipments of these new items began in the second quarter of 2004.

     Because the Company’s GunMaster gun cleaning kits are high quality, solid brass, and priced significantly lower than its competition, the Company has not only been able to increase its market share with its existing customers, but has been able to add several of the largest sporting goods retailers, distributors and mail order companies to its customer base, including Dick’s Sporting Goods, RSR Group, Inc., Jerry’s Sport Center, Inc., AcuSport Corp., and Cabela Catalogue Co.

     While management believes there is significant room for growth with its existing product lines, the Company continually looks for new products to bring to market. With its expanded customer base in the sporting goods market, the Company has positioned itself to diversify its product line into other sporting goods, hunting and outdoorsmen products.

Core Business

     We are in the business of developing, marketing and outsourcing the manufacture of various consumer products, patented and non-patented. Our products have historically been security related, evolving from various personal, home and automotive electronic security devices, to firearm safety devices such as gun and trigger locks, cable locks and safes. In 2003, we expanded our product line to include a line of gun cleaning kits.

     A significant portion of our business is with mass market retailers such as Wal Mart and Kmart. However, we have been able to significantly increase our business with firearm manufacturers, as well as large sporting goods retailers and distributors. Our line of GunMaster gun cleaning kits has enabled us to establish relationships in the sporting goods market which management believes will enable the Company to expand its product line into other areas outside of the gun related items currently marketed.

     The majority of our products are manufactured and imported from mainland China and shipped to a central location in Little Rock, Arkansas for distribution.

     The Company’s business plan and strategy for growth continues to focus on:

•	increased penetration of our existing markets, particularly in the gun cleaning market and accessories

•	development of new products for the sporting goods market

•	identify and develop new markets for gun cleaning kits, i.e., government, law enforcement and military

•	adoption of new technologies for safety and security products

•	adoption of new product lines

•	identification and recruitment of effective manufacturers’ representatives to actively market these products on a national and international basis

•	aggressive cost containment

     Management believes that continued growth will require the Company to continually innovate and improve its existing line of products and services to meet consumer, industry and governmental demands. In addition, we must continue to develop or acquire new and unique products that will appeal to gun owners, as well as non-gun related products for our expanding sporting goods customer base.

     In addition to our traditional products, our management is actively pursuing initiatives which may add complementary businesses, products and services. These initiatives are intended to broaden the base of revenues to make us less dependent on particular products. By developing businesses which focus on products and services which complement our current line of products, management hopes to leverage these opportunities to not only develop new sources of revenue, but to strengthen the demand for our existing products.

     We are in the process of improving and redesigning our website (WWW.DACTEC.COM). All of our products will be available via e-commerce on this new site. Our web site is intended to be the only direct link by the Company to the retail market. Because our products are strictly safety devices, they are not burdened by the politics surrounding gun ownership and gun rights, and can be widely embraced as a solution to unintended gun injuries and death.

Products

     Our products can be grouped into four main categories:

•	gun safety,

•	gun maintenance,

•	personal security, and

•	non-security products.

     In developing these products, we focus on developing features, establishing patents, and formulating pricing to obtain a competitive edge. We currently design and engineer our products with the assistance of our Chinese and domestic manufacturers, who are responsible for the tooling, manufacture and packaging of our products.

Security Products - Gun Safety.

     We market ten (10) different gun safety locks and five security and specialty safes. The gun locks’ compositions range from plastic to steel, keyed trigger locks to cable locks. The security safes are of heavy duty, all steel construction and are designed for firearms, jewelry and other valuables. Nine of the Company’s gun locks and three safes have been certified for sale consistent with the standards set out by the State of California. These standards have been adopted by other states and by a variety of gun manufacturers.

Gun Maintenance.

     We market more than thirty-five different gun cleaning kits, rod sets, tools and accessories used to clean and maintain virtually any firearm on the market. These kits are solid brass, and consist of “universal” kits designed to fit a variety of firearms, caliber specific kits, as well as replacement brushes, mops, etc. These kits are available in solid wood or aluminum cases, as well as blister packed.

Personal Security.

     We market more than seven (7) different electronic security devices designed to protect the person. We also market non-electronic security devices such as pepper spray and tear gas.

Non-security Products.

     We market two licensed products, the Clampit Cupholder and Plateholder. We also market through Wal-Mart and other customers nation wide, the Sportsman Lighter, a wind proof, water resistant, refillable butane lighter.

Manufacturing and Distribution

     Through our foreign and domestic manufacturing agents, we manufacture, design and build our tooling, molds and products. Our administrative offices and warehouse facilities are located in Little Rock, Arkansas. We contract our manufacturing for tooling and production (including all of our gun related products) primarily in Shanghai, China, and to a lesser extent, in Little Rock, Arkansas and Sandwich, Illinois. We distribute the majority of our domestic, and certain of our international business out of our Little Rock facility. Most of our international business is shipped directly to our customers direct from the Shanghai, China location. Products are delivered to our Little Rock facility complete and ready for delivery to our customers. Countries outside the U. S. where we have a presence include: Ireland/England, France, Germany, Russia, Canada, New Zealand and Australia.

     We utilize both internal sales personnel and commissioned independent sales representatives. We have increased our sales promotions and sales development activities to provide assistance to the independent sales representatives through the use of brochures, product samples and demonstration products. Our web site WWW.DACTEC.COM will serve both as a marketing tool and a platform from which we will be able to provide various support services for our independent sales representatives. We have added e-commerce capability to our web site. We also utilize trade shows, both on a regional and national level to promote our products and to attract qualified sales representatives.

     Our management attempts to maintain sufficient inventory levels to meet customers’ demands, but there can be no assurance that we will be successful in doing so. Turnaround time from the date we place an order with our manufacturers until the product is received in our distribution center is normally between four and six weeks. This quick turnaround time allows us to maintain minimum inventory levels. However, since we outsource our manufacturing, a good portion of which is done in China, it is difficult to predict the efficiency of our vendors. Outsourcing to a foreign country also subjects our manufacturing to the risk of political instability, currency fluctuation and reliability. See, “Risk Factors.”

Competition

     We operate in a very competitive industry, dominated by national and international companies with well-established brands, all of whom are better capitalized, have more experience in our industry and have established varying degrees of consumer loyalty. There are no assurances we will ever be successful in establishing our brands or penetrating our target markets. Our products compete with other competitors gun cleaning kits, lock boxes, trigger locks, cable locks, ring locks and the evolving smart guns. Many of these products are more widely known than the Company’s products. While we believe that our products are favorably priced to comparable products on the current market, we nevertheless expect competitors to develop and market similar products at competitive prices, possibly reducing the Company’s sales or profit margins or both. (See, “Risk Factors”) Some of our competitors in the business sectors which we operate in are:

•	GUN SAFETY - Master Lock (which presently controls 60%-70% of the market), Smith & Wesson, and Shot Lock.

•	GUN CLEANING KITS - Outers and Hoppes

•	SECURITY SAFES - Sentry Safes, GunLocker and Gun Vault.

•	PERSONAL SECURITY - competitors are varied and mostly smaller vendors.

•	NON-SECURITY PRODUCTS - competitors are various small and large vendors.

     We are subject to competition that is expected to intensify in the future because we believe that the number of competitors is increasing. There are no significant barriers to entry into our markets. We feel our greatest difficulties in competing come in areas such as gun maintenance, gun safety and security safes where our competitors generally are bigger, better known, and have greater resources including capital and personnel. We realize it is important to achieve brand name recognition in establishing a market share, which, in turn generates additional market share giving consumers’ preferences for brand names. We believe that while brand names operate effectively in mainstream product distribution, there is significant opportunity for lesser known names with specific products and solutions that appeal to consumers. The keys to our maintaining a competitive position is product design, pricing, quality of the product and the maintenance of favorable relationships with various mass merchandisers.

Principal Suppliers and Manufacturers

     Currently, at least 94% of our products, in particular our gun locks, cleaning kits, gun accessories, and security safes,are manufactured in mainland China. We customarily develop our manufacturing through trading companies located in China. Our principal agents are Nimax and MDD Trading, Ltd., which are trading companies/agents that are responsible for locating manufacturers for our gun safety, security safes and electronics products. These companies typically provide us with price lists for the manufacture and tooling of our products, which we may or may not negotiate. The products are then purchased by the trading companies and sold to us at marked-up costs.

     Domestically, Personal Security Products, a Little Rock, Arkansas company, manufactures our pepper spray and tear gas products, and Taico Design Products, located in Sandwich, Illinois, manufactures our Clampit Cupholder and Plateholder.

     We believe our relationships with our suppliers and manufacturers are satisfactory. Nonetheless, the Company is dependent upon its primary Chinese supplier continuing in business and its ability to ship to the United States, but believes that it could replace this supplier, if required to, at similar quality and terms. However, should any of them cease providing for us, we believe they can be replaced within 30 days, without difficulty and at competitive cost.

Customers

     Although we have numerous customers, we sell on the basis of purchase orders, rather than fixed contracts primarily to:

•	national retail chains such as Wal Mart, and Kmart (in 2003, Wal Mart accounted for 52% of our gross revenues),

•	distributors such as Dicks Sporting Goods, RSR Group, Inc., Jerry’s Sport Center, Inc., AcuSport Corp., and Cabela Catalogue Co., and

•	gun manufacturers’ such as Savage Arms, Browning, and SIG-Arms

     During 2003, we added a number of firearm manufacturers and sporting goods retailers and distributors to our customer base, and continued to focus our marketing efforts through our independent sales representatives in this area.

     Demand for our gun cleaning kits have presented opportunities in the sporting goods market for our existing products and development of new products.

     By developing these new markets we will be able to be less dependent on our primary customers.

Intellectual Property

     We believe that protection of proprietary rights to our products is important because, as we are in a highly competitive market, a patent provides us with a competitive advantage by limiting or eliminating similarly designed competitive products. To this end, we have obtained U.S. patents on certain of our products as follows:

MODEL	PATENT NO.	EXPIRATION
TVP 095 Trigger Lock	Des. 375,342	2009

SWA 03 SWAT Steering Wheel Alarm	Des. 365,774	2009

KAL 201 Personal Safety Alarm	Des. 355,863	2008

Key Chain Alarm	5,475,368	2008

GWA 001 Glass/Window Alarm	Des. 371,086	2009

Defense Spray and Flashlight	Des. 375,994	2009

     In addition, we have entered into licensing agreements giving us the exclusive right to sell the patented DAC Lok, a gun lock designed specifically for Glock handguns, and the Clampit Cupholder and Plateholder in the U.S., with certain minor exceptions.

     We have not to date registered or trademarked any of our product names. (See, “Risk Factor”)

     Depending upon the development of our business, we may also wish to develop and market products which incorporate patented or patent-pending formulations, as well as products covered by design patents or other patent applications.

     While we may seek to protect our intellectual property, in general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our products. See, “Risk Factors”. Our failure or inability to protect our proprietary rights could have a material adverse effect on our business, financial condition and results of operations. Moreover, inasmuch as we will often seek to outsource manufactured products which are similar to those manufactured by others, it is critical for us to insure that our manufactured products do not infringe upon existing patents of others.

Governmental Regulations

     Several federal laws regulate the ownership, purchase and use of handguns, including the 1968 Gun Control Act and the Brady Bill. There is not, however, any federal law which requires the use of gunlocks. In February 2004, the U.S. Senate passed Bill (S.2129) that would require child safety locks on all handguns sold in the U.S., as part of a movement in Congress to immunize gun makers and sellers from lawsuits arising from gun crimes. The Bill must still pass through the House of Representatives and the White House.

     At least 18 states and a variety of cities and counties have enacted Children Access Prevention laws designed to prevent the unsupervised storage of loaded weapons. These “CAP” laws typically require that guns be safely secured in gun safes or with gun locks.

     We are not subject to specific governmental regulation or standards, although the sale of handguns is heavily regulated. However, several states have considered types of enhanced gun regulation that impact handgun safety locks and ways to increase gun safety and minimize gun violence. One way of accomplishing this is to require gun manufacturers to incorporate safety devices similar to the Company’s products into all handguns sold. The first regulation of this kind was passed by the Maryland state legislature in early April 2000, and signed into law by Governor Glendening on April 11, 2000. More than half a dozen states are considering similar laws. Although gun manufacturers have uniformly resisted this kind of legislation in the past, this view is changing. Should such regulations materialize, they presumably will serve to increase the demand for our products and sales in the gun safety area.

     Such regulations may, however, also be promulgated to regulate the specifications of the devices. The Federal Consumer Products Safety Council has contracted with the American Society for Testing and Materials (“ASTM”) to set standards and test procedures for gun locking devices.

     Additionally, the State of California has enacted legislation that establishes performance standards for “firearm safety devices”, “lock-boxes” and “safes”. This legislation requires manufacturers to have their products tested by an independent testing laboratory in order to be listed as an approved device. Effective January 1, 2002, this legislation required that every firearm sold in the state be accompanied by an approved safety device. Effective January 1, 2003, the legislation was expanded in that any firearm safety device sold within the state must be approved. All of our products that are sold in California (nine models of gun locks and three models of gun safes) have been designated as approved devices.

     We have obtained the required approvals from the Federal Communications Commission for the Rf signals emitted by our remote control units used with our car alarms. We are not aware of any other required governmental approvals on any of our products.

Research and Development

     Research and development costs are expensed as incurred. We develop our products internally, utilizing the expertise of our manufacturers, input from an engineering consulting firm and input from our customers. Any R & D cost incurred by our manufacturers is passed on to us in the pricing of the tooling, molds and products. We do not pass such costs onto our customers. Because of our close relationships with our customers, we are able to determine the level of interest in a particular product before investing significant time or capital in its development. Once a potential new product is identified, we utilize the services of a patent attorney to assure that we do not infringe upon anyone’s patent rights. We also design our own packaging internally.

     Working closely with our manufacturers’ engineers, a final design for a product and cost estimations are completed. If management determines that a product can be produced at competitive prices, and the interest level justifies production, we proceed with having tooling made. We own the molds and tooling for all of our gunlock products. After pre-production samples are approved, full production begins.

Environmental Laws

     We incur no costs and suffer no adverse effects by complying with environmental laws (federal, state and local).

Employees

     We currently employ six employees, all of whom are full-time: President & Chief Executive Officer, Chief Financial Officer, Vice President of Manufacturing, sales manager, receptionist/clerk and shipping clerk. There are no collective bargaining agreements.

Properties

     Our corporate headquarters are located at 1601 Westpark Drive #2, Little Rock, Arkansas 72204. This location consists of approximately 1,500 square feet of office space and 15,000 square feet of warehouse space. All of the administrative, accounting and shipping functions are performed at this location, as well as some sales. This space is leased at a monthly rent of $5,537 for one year, and expires March 31, 2005. There are two one-year renewal options at $6,436 per month. The Company also maintains an executive office at the residence of its president, David A. Collins, 19955 NE 38th Court, Aventura, Florida 33180. This office and personal residence is rented from the Company’s President at a monthly rental of $3,000, for which there is no lease agreement. This lease arrangement was not the product of arms-length negotiation, however, the Company believes that the rental payment is competitive with other facilities in the same or proximate location.

Reports to Security Holders

     We file reports with the SEC as a small business issuer. Copies of our reports, including exhibits to the reports and other materials filed with the SEC may be inspected and copied, without charge, at the Public Reference Room, 450 Fifth Street, N. W., Washington, D.C. 20549.

     Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site on the World Wide Web at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following Management Discussion and Analysis of Financial Condition is qualified by reference to and should be read in conjunction with our Financial Statements and the Notes thereto as set forth at the end of this document. We include the following cautionary statement in this Prospectus for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performances and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished.

     Factors that could cause actual results to differ from expectations include, without limitation:

•	achieving planned revenue and profit growth in each of the Company’s business units;

•	renewal of purchase orders consistent with past experience

•	increasing price, products and services competition;

•	emergence of new competitors or consolidation of existing competitors;

•	the timing of orders and shipments;

•	continuing availability of appropriate raw materials and manufacturing relationships;

•	maintaining and improving current product mix;

•	changes in customer requirements and in the volume of sales to principal customers;

•	changes in governmental regulations in the various geographical regions where the Company operates; general economic and political conditions,

•	attracting and retaining qualified key employees;

•	the ability of the Company to control manufacturing and operating costs; and

•	continued availability of financing, and financial resources on the terms required to support the Company’s future business strategies.

     In evaluating these statements, you should consider various factors, including those summarized above, and, from time to time, in other reports the Company files with the SEC. These factors may cause the Company’s actual results to differ materially from any forward- looking statement. The Company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Summary

     The year 2002 was the beginning of a significant turnaround in the Company’s operations, which continued in 2003 at an even greater rate. The key to this success, and continued success in the future, has been management’s ability to identify, develop and bring to market new products of high quality, and at prices at or below its competition. The development of these new products, particularly the Company’s GunMaster line of gun cleaning kits in 2003, has enabled the Company to increase its revenues in 2002 by 39% over 2001 and in 2003 by 73% over 2002. Revenues in 2003 increased by 140% over 2001. At the same time, the Company has been able to reduce its operating expenses over 2001 levels. These results have led to significant increases in income and cash generated from operations, which allowed the Company, without any outside sources of capital, to reduce its debt, fund its operations and develop new products. Sales and profits continue to improve significantly over 2003 figures. For the six months ended June 30, 2004, net sales and net income were $2,957,521 and $311,224, respectively. These figures represent increases of 75% and 566%, respectively, over the same six-month period in 2003.

     Significant operating items for the past three years and the six months ended June 30 are summarized in the table beginning on the next page:

				Six Months Ended	Six Months Ended
	2003	2002	2001	June 30, 2004	June 30, 2003
				(unaudited)	(unaudited)
Net sales	$4,756,530	$2,756,193	$1,984,692	$2,957,521	$1,686,542

Income (loss) from operations	$590,848	$110,341	$(554,513)	$385,365	$131,681

Income (loss) before income taxes	$519,681	$24,346	$(655,548)	$317,491	$70,883

Net income (loss)	$319,084	$12,810	$(404,665)	$311,224	$46,717

Earnings per share	$0.06	$0.00	$(0.08)	$0.05	$0.01

     These successful operations have improved the overall financial condition of the Company, as summarized below.

				Six Months Ended	Six Month Ended
	2003	2002	2001	June 30, 2004	June 30, 2003
				(unaudited)	(unaudited)
Current assets	$1,458,293	$957,235	$820,054	$3,134,419	$933,125

Current liabilities	$1,100,830	$1,027,986	$897,796	$1,733,835	$909,496

Net working capital	$357,463	$(70,751)	$(77,742)	$1,400,584	$23,629

Total assets	$2,019,752	$1,716,351	$1,475,484	$3,724,437	$1,657,451

Stockholders equity	$918,922	$688,365	$577,688	$1,944,302	$747,955

     In June 2004, the Company shipped six of the new GunMaster gun cleaning kits to Wal-Mart as permanent additions to the gun accessory module. Daily reorders for all of the Company’s items in this module have more than tripled in July and August over second quarter levels. As of the first week in August 2004, the Wal Mart retail sales derived from GunMaster gun cleaning kits have exceeded the Company’s expectations, even though the new module has not been set in all the Wal Mart stores. As the Wal Mart stores continue to come on line, the Company expects retail sales at Wal Mart to increase significantly. In addition to Wal Mart, our gun cleaning accessories also are offered by other retail chains and distributors.

     In June 2004, the Company completed a private placement offering of its common stock, which raised a total of $800,000 of which sum $714,156 was net to the Company. The Company has used approximately $375,000 of these proceeds to reduce its outstanding debt. The remaining funds will be used for new product development or possible acquisitions. The Company continues to explore through its attorneys and engineers the possibility of entry into the less than lethal electronic standoff device (ESD) market, as well as other new products, to complement its existing product line for the sporting goods and hunting markets.

SIX MONTHS ENDED JUNE 30, 2004 AND JUNE 30, 2003

Financial Condition and Results of Operations

     Financial Condition

     As a result of the Company’s continued increases in profits, as well as the $800,000 raised from the private placement offering, the Company’s financial condition is improved greatly as of June 30, 2004 as compared to June 30, 2003. A summary of significant items is presented below:

	June 30, 2004	June 30, 2003	$ Increase
	(unaudited)	(unaudited)
Cash	$812,927	$3,730	$809,197

Inventories	$1,659,440	$599,331	$1,060,109

Current assets	$3,134,419	$933,125	$2,201,294

Current liabilities	$1,733,835	$909,496	$824,339

Net working capital	$1,400,584	$23,629	$1,376,955

Total assets	$3,724,437	$1,657,451	$2,066,986

Stockholders equity	$1,944,302	$747,955	$1,196,347

     The increase in cash is primarily related to the net proceeds from the private placement offering of $714,156.

     The increase in inventories is due to the inventory requirements for the expected increases in sales during the third quarter of 2004. This increase in inventories is also directly responsible for the increase in current liabilities.

     The increase in stockholders’ equity is due to increased profitability since June 30, 2003, and the net proceeds from the offering.

     Results of Operations

     Summary

     A summary of the significant operating items for both the six month and three month periods ended June 30, 2004 as compared to the same periods in 2003 is summarized in the following table:

	Six Months Ended June 30
	(unaudited)
	2004	2003	Increase	% Increase
Net Sales	$2,957,521	$1,686,542	$1,270,979	75%

Gross profit	$1,155,193	$678,911	$476,282	70%

Operating expenses	$769,828	$547,230	$222,598	41%

Net Income	$311,224	$46,717	$264,507	566%

Earnings per share	$0.05	$0.01	$0.04	400%

	Three Months Ended June 30
	(unaudited)
	2004	2003	Increase	% Increase
Net Sales	$1,620,069	$917,200	$702,869	77%

Gross profit	$619,584	$363,315	$256,269	71%

Operating expenses	$419,419	$294,177	$125,242	43%

Net Income	$192,168	$25,282	$166,886	660%

Earnings per share	$0.03	$0.00	$0.03	N/A

Details

     The increases in sales and net income are due primarily to the Company’s GunMaster gun cleaning kits, which were not introduced until late in the second quarter of 2003. Sales of these gun cleaning kits accounted for $1,712,679 of the Company’s total sales for the six months and $792,918 for the three months ended June 30, 2004 or 58% and 49% of total sales respectively.

     Sales volume of the Company’s other major product line, gunlocks, remains stable, accounting for $862,471 of the Company’s total sales for the six months and $413,188 for the three months ended June 30, 2004, or 29% and 26% of total sales, respectively. Thus, while percentage of sales has declined for gunlocks, the dollar value has approximated that for the same periods in 2003.

     The Company’s gross margins continue to hold steady at 38% to 39%, for both the six- month and three-month periods ended June 30, 2004. The primary reason for the increase in operating expenses is the cost associated with increased sales. Variable costs directly related to sales, such as sales commissions, freight costs, insurance and warehouse labor account for 78% of the increase for the six month period and 76% for the three-month period.

TWELVE MONTHS ENDED DECEMBER 31, 2003, DECEMBER 31, 2002

     Significant operating items for the past two years are summarized below:

	2003	2002
Net sales	$4,756,530	$2,756,193

Income (loss) from operations	$590,848	$110,341

Income (loss) before income taxes	$519,681	$24,346

Net income (loss)	$319,084	$12,810

Earnings per share	$0.06	$0.00

     The overall financial condition of the Company is summarized below:

	2003	2002
Current assets	$1,458,293	$957,235

Current liabilities	$1,100,830	$1,027,986

Net working capital	$357,463	$(70,751)

Total assets	$2,019,752	$1,716,351

Stockholders equity	$918,922	$688,365

Details

     Net sales for 2003 totaled $4,756,530, an increase of $2,000,337, or 73% over 2002 net sales of $2,756,193. Of this increase, approximately $1,990,000 was generated from sales of the Company’s new GunMaster line of gun cleaning kits. First sold late in the second quarter of 2003, sales from these new products represent only six months of sales.

     The Company also experienced increases in sales of its gun locks. Net sales of gun locks in 2003 totaled $1,485,253 as compared to $1,144,615 in 2002, an increase of $340,638, or 30%.

     While net sales increased 73%, operating expenses only increased 16%, from $1,118,500 in 2002 to $1,299,235 in 2003. Of this increase, 75% was directly related to increased sales commissions generated from the increased sales, and accounting and legal expenses incurred from complying with the Sarbanes-Oxley Act.

Future Considerations

     As the Company’s product line and revenues continue to grow, the challenges for management grow as well. Management must anticipate future demand for its products in order to maintain an adequate supply of its expanding product line, without tying up too much capital in excess inventory. This will become more difficult as new products are developed.

     Another challenge for management will be to maintain control of operating expenses. Thus far, the Company has been able to significantly increase its product line and revenues without a corresponding increase in expenses. The anticipated increase in revenues and inventory levels in 2004 will require the Company to increase its warehouse facilities, shipping personnel, and support staff for sales and customer service needs. Management has been addressing these issues to ensure these needs are adequately and economically met.

     The Company has benefited in 2002 and 2003 from the positive effect on cash flow generated from the net operating losses for income tax purposes from losses incurred in prior years. Although the Company has recorded income tax expense on its financial statements of $200,597 and $11,536 for 2003 and 2002, respectively, no income taxes have been paid due to the operating loss carryforward. Based on estimates for 2004, these net operating loss carry forwards will fully utilized in 2004.

Liquidity and Capital Resources

     Liquidity and Capital Resources

     Our primary sources of cash are funds generated from our operations. We believe that external sources of liquidity could be obtained in the form of bank loans, letters of credit or from the issuance of our equity as was recently demonstrated with our private placement. We maintain an account receivable factoring arrangement in order to insure an immediate cash flow. The factor may also, at its discretion, advance funds prior to the collection of our accounts. Advances are payable to the factor on demand. Should our sales revenues significantly decline, it could affect our short-term liquidity. For the period ending June 30, 2004, our factor had advanced us $931,459. We expect to reduce this sum with funds derived from the private placement.

     During 2003, the Company refinanced three demand notes with a local bank. The loans bear interest at 7.00% and mature in 2005 and 2006. The principal balance of these loans on December 31, 2003 totaled $342,581. We believe our revenues will be sufficient to pay these obligations, if not, we will seek to refinance them or request our shareholders to pay their guarantees. For the period ending December 31, 2003, our factor had advanced to us $1,342,814.

Trends

     Handgun safety remains a major concern and interest to the American public, particularly in light of the accidental and intentional shootings involving children. Moreover, the tragic terrorist attack against the United States on September 11, 2001 continues to have many Americans concerned about their personal security. As a result, many people are purchasing firearms to maintain for home defense purposes. While they are purchasing handguns, many are also concerned with the safe storage and maintenance of the firearm in the home and want to purchase affordable gun safes to increase security and cleaning kits for gun care.

     The focus continues to be one of gun safety rather than legislative attempts to ban guns possibly due to the strong gun lobby and the nature of politics. Gun safety issues have been moving from the federal level to the state level through the introduction of mandatory gun lock legislation, while those at the federal level are seemingly in accord with the approach being taken by the Consumer Products Safety Commission to set measurable standards of performance for gun locking devices. The Company, with developed products that address preventive handgun safety, anticipates that it will be in a position to benefit from this trend, although this, of course, cannot be guaranteed. We believe that the continued focus on handgun safety, the use of gun locks by law enforcement agencies, the litigation aimed at gun manufacturers and corresponding about-face regarding gun safety locks begun by Smith & Wesson, as well as the gun legislation will hopefully will enhance our product line revenues. In March 2000, Smith & Wesson entered into a legal settlement with the federal administration in which it pledged to equip its handguns with safety features on a schedule similar to the one proposed in the Maryland legislation, and specifically to put built-in locks in all of its handguns within the next few years.

     State legislation has been effective in increasing gun safety and minimizing gun violence. One way of accomplishing this is to require gun manufacturers to incorporate safety devices similar to the Company’s products into all handguns sold. The first regulation of this kind was passed by the Maryland state legislature in early April 2000. This legislation required gun manufacturers to incorporate safety devices similar to the Company’s products into all handguns sold. The State of California enacted legislation to establish performance standards for “firearm safety devices”, “lock-boxes”, and “safes”. These standards prevent an attack on the gun lock or safe with hand tools, such as hammers, screwdrivers, electric drills, screw and hack saws. This legislation requires manufacturers to have their products tested by an independent testing laboratory in order to be listed as an approved device. This testing has resulted in significant expenditures to the company. We anticipate that similar standards will be adopted throughout the United States in the next few years.

Critical Accounting Estimates

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s significant accounting policies are discussed in detail in note 2 to the December 31, 2003 audited consolidated financial statements included in the Company’s Registration Statement on Form SB-2, of which this Prospectus is a part. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

     Long-lived Assets. Depreciation expense is based on the estimated useful lives of the underlying property and equipment. Although the Company believes it is unlikely that any significant changes to the useful lives of its property and equipment will occur in the near term, an increase or decrease in the estimated useful lives would result in changes to depreciation expense.

     The Company continually reevaluates the carrying value of its long-lived assets, for events or changes in circumstances, which indicate that the carrying value may not be recoverable. As part of this reevaluation, if impairment indicators are present, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposal. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized to reduce the carrying value of the long-lived asset to the estimated fair value of the asset.

     Patents and Trademarks. Amortization expense is based on the estimated economic useful lives of the underlying patents and trademarks. Although the Company believes it is unlikely that any significant changes to the useful lives of its patents and trademarks will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and the Company’s future consolidated operating results.

LEGAL PROCEEDINGS

     We were the plaintiff in a lawsuit against our former manufacturer SKIT International, Ltd. and Uni-Skit Technologies, Inc. in which we alleged breach of a manufacturing contract which required defendants to manufacture certain of our products with the range of “competitive pricing”, a defined term. We sought damages and recision of 165,000 shares of our common stock as part of the compensation paid to the defendants. The defendants denied the allegations and counterclaimed for an outstanding balance of $182,625, for recision of the manufacturing agreement and for damage to its business reputation.

     In August of 2003, this suit went to trial before a twelve-member jury in the Circuit Court of Pulaski County, Arkansas. The jury awarded the Company damages in the amount of $1,650,560, which includes the value of the returned shares of stock previously issued to the defendants. In addition, all counterclaims of the defendants were dismissed. Pursuant to an order of the Court, the shares issued to the defendants have been cancelled and reissued to the Company. We have not yet been successful in collecting the damage award, thus it has not been provided for in the Company’s financial statements, with the exception of the return of the shares of common stock into the Company’s treasury.

     On October 23, 2003, the Company initiated suit, seeking unspecified damages, in the Circuit Court of Pulaski County, Arkansas against former manufacturers, Uni-Tat International, Inc., Uni-Champion Ltd., and their respective principals, Victor Lee and Arthur Yung, for common law fraud (as to Unit-Tat, Lee and Yung), breach of contract, and violation of the Deceptive Trade Practices Act, and for vicarious liability.

     We instituted suit along with The Collins Family Trust, our affiliate in which David Collins, our Chairman claims a beneficial interest, and DAC Technologies of America, Inc., our predecessor, against Larry Legel, our former CPA, Director and the Trustee of The Collins Family Trust. The suit commenced in March 2001 and alleged a transfer of 180,000 shares of our common stock for services which the Defendant did not provide. The suit also alleged that the Defendant breached an agreement not to sell his shares before certain private investors had recouped their investment. In October 2002, the Arkansas Court ordered the transfer rescinded and the stock returned to David Collins. Mr. Legel has noticed the appeal of the Court’s October Order.

     Subsequent to the Arkansas action, Mr. Legel instituted a lawsuit against the Company in August 2001, alleging failure by the Company and its officers to permit the sale of his shares of the Company, which were the same shares that were the subject of the Arkansas action. A Motion to Dismiss was filed and granted. In February 2003, Legel filed an amended complaint, alleging that the Company failed to honor his request to sell the shares. The Company has filed a motion to dismiss or abate the Amended Complaint due to the decision and pendency of the Arkansas appeal.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth the names and ages of our executive officers and directors. Directors are elected annually at our annual meeting of stockholders, and serve for the one year term for which they are elected and until their successors are duly elected and qualified. Our officers are appointed by the board of directors and serve at the board’s discretion.

NAME	AGE	POSITION	TERM
David A. Collins	57	President, Chief Executive Officer and Director	2003-2004
Robert C. Goodwin	48	Chief Financial Officer and Director	2003-2004

David A Collins

     David A. Collins is a founder of the Company and it predecessors, and previously served as its President, Chief Executive Officer and Director from inception, in 1993, until July 11, 2001. From July 2001 until May 2002, Mr. Collins served as a consultant to the Company, particularly in the areas of sales and marketing. In May 2002, Mr. Collins was reappointed as President, Chief Executive Officer and Chairman upon the resignation of James R. Pledger.

Robert C. Goodwin

     Robert C. Goodwin has served as the Company’s Chief Financial Officer since its inception in July 1998, as well as for DAC Arkansas continuously since 1993. In July 1998, Mr. Goodwin was elected to the Company’s board.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal year ended December 31, 2003.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation			Awards		Payout
Name					Securities
and Principle			Other Annual	Restricted Stock	Underlying Options		All Other
Position	Year	Salary	Compensation	Awards	/SARs	LTIP Payout	Compensation
Robert C. Goodwin,	2003	$66,000	N/A	N/A	N/A	N/A	N/A
CFO	2002	$58,750	N/A	N/A	N/A	N/A	N/A
	2001	$54,000	N/A	N/A	N/A	N/A	N/A

David A. Collins,	2003	$120,000	N/A	N/A	N/A	N/A	$57,000 (3)
President CEO (1)	2002	$120,000	N/A	N/A	N/A	N/A	N/A
	2001	$47,923	N/A	N/A	N/A	N/A	N/A

James R. Pledger,	2002	$7,500	N/A	N/A	N/A	N/A	N/A
President, CEO(2)	2001	$60,000	N/A	41,956	N/A	N/A	N/A

(1)	David A. Collins resigned as President and CEO on July 11, 2001 and resumed office in May 2002 at which time his prior Employment Agreement was reinstated.

(2)	Mr. Pledger resigned in May 2002 and was replaced by David A. Collins.

(3)	Includes car allowance of $6,000 and sales commissions of $51,000

Board of Directors.

     Our directors do not receive cash compensation for their services as Directors.

Employment Contracts

     David A. Collins serves in the capacity of Chairman and CEO under a five-year Employment Agreement dated December 1, 2000. Mr. Collins receives a base salary of $120,000, subject to a 10% increase per year, based on our profitability. Mr. Collins also receives a car allowance of $1,000 per month. In addition, Mr. Collins receives a sales commission ranging from 3-5% of the products sold by him. All other officers and employees serve at the discretion of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 17, 2004 by (a) each person known by us to be the beneficial owner of five (5) percent or more of the outstanding common stock and (b) all executive officers and directors both individually and as a group. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 6,180,864 shares of common stock outstanding.

		Amount and Nature
	Name and Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percent of Class
Common Stock	Dan R. Lasater
	PO Box 25510
	Little Rock, AR (1)	1,202,265	19.5%

Common Stock	Leah Linda Lasater,
	Trust, Linda Lasater
	TTE
	PO Box 25510
	Little Rock, AR (2)	317,625	5.1%

Common Stock	David A. Collins
	3200 N. Ocean Blvd.
	Fort Lauderdale, FL (3)	538,000	8.7%

(1)	Includes 136,125 shares held by Mr. Lasater’s wife, 317,625 shares held by Mr. Lasater’s wife as Trustee, for Mr. Lasater’s minor daughter, and 1,000 shares held by Mr. Lasater’s minor daughter.

(2)	Also included in the shares held beneficially by Dan R. Lasater.

(3)	Includes 32,000 shares owned by the Collins Family Trust. David Collins acknowledges beneficial ownership and control of the shares held in this Trust. The beneficiaries of the Collins Family Trust are Payton P. Collins and David A. Collins, Jr. Does not include 210,467 shares Collins Children Trust over which Mr. Collins disclaims control.

Security Ownership of Management

		Amount and Nature
	Name and Address	of Beneficial
Title of Class	of Beneficial Owner	Ownership	Percent of Class
	Robert C. Goodwin
Common Stock	Sherwood, AR	5,000	0.08%

	David A. Collins
	3200 N. Ocean Blvd.
Common Stock	Fort Lauderdale, FL	538,000	8.7%

(1)	Includes 32,000 shares owned by the Collins Family Trust. David Collins acknowledges beneficial ownership and control of the shares held in this Trust. The beneficiaries of the Collins Family Trust are Payton P. Collins and David A. Collins, Jr. Does not include 210,467 shares Collins Children Trust over which Mr. Collins disclaims control.

     There are no arrangements which may result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the years ended December 31, 2003 and 2002, the Company made periodic advances to certain employees of the Company. As of June 30, 2004, the aggregate outstanding balance of advances to these individuals was $3,325.

     As of June 30, 2004, the Company has a non-interest bearing note receivable of $90,465 from David A. Collins, Chairman and CEO. This note is due December 31, 2004.

     As of June 30, 2004, the Company has a non-interest bearing note receivable of $106,927 from DAC Investment Group, Inc., a company owned by David A. Collins, Chairman and CEO. This note is due December 31, 2004.

     For the year ended December 31, 2002, consulting service fees in the amount of $62,500 were paid to a related party, which is owned by Mr. Collins, Chairman and CEO. Mr. Collins provided consulting services to the Company pursuant to a consulting agreement that terminated on May 30, 2002, which is the date that Mr. Collins became an employee.

     David A. Collins, Chairman and CEO, has personally guaranteed loans obtained by the Company from a local bank. The total of these loans at June 30, 2004 was $319,095. Mr. Collins has also personally guaranteed repayment of funds borrowed by the Company under its factoring agreement. The aggregate amount borrowed under this factoring agreement at June 30, 2004 was $931,459.

     During 2003 and 2002, the Company maintained note payable agreements with Dan R. Lasater, a more than 10% shareholder. These notes bear interest ranging from 8% to 10% and are payable on various dates during 2004. Interest of $10,833 and $11,666 was paid on these notes during 2003 and 2002, respectively. The aggregate balance of these notes at June 30, 2004 was $85,000.

DESCRIPTION OF SECURITIES

Common Stock

     Subject to the dividend rights of the holders of preferred stock, if any, holders of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by our board of directors, out of funds legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors and holders of preferred stock, if any, that may be outstanding, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of common stock entitles the holder to one vote. Holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of the issued and outstanding shares need be represented to constitute a quorum and to transact business at a shareholders’ meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Shares Eligible for Future Sale

     As of November 17, 2004, there were 6,180,864 shares of common stock issued and outstanding. Of such shares, 2,953,061 shares comprise the public float, 1,745,265 are deemed control shares and can only be sold pursuant to certain requirements, and 467,808 shares are being registered for sale pursuant to this prospectus. The balance of 1,482,538 shares are “restricted securities” which may be sold in compliance with Rule 144. In general, Rule 144 permits a shareholder who has beneficially owned restricted shares for at least one year to sell without registration, within a three-month period, a number of shares not exceeding the greater of one percent of the then outstanding shares of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming our compliance with certain reporting requirements of Rule 144. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not an executive officer, director or principal shareholder during the three-month period prior to resale), such restricted shares can be sold without any volume limitation.

     The public sale of shares under Rule 144, or pursuant to a registration statement, can be expected to have a depressive effect on the market price of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On June 19, 2000, our common stock began trading on the NASDAQ Over-the-Counter Bulletin Board market under the trading symbol DAAT. The high and low bid information for each quarter is presented below. These prices reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

QUARTER ENDED	HIGH BID	LOW BID
March 31, 2002	$2.17	$0.80
June 30, 2002	$1.22	$0.45

QUARTER ENDED	HIGH BID	LOW BID
September 30, 2002	$1.00	$0.65
December 31, 2002	$0.85	$0.60
March 31, 2003	$1.01	$0.51
June 30, 2003	$0.92	$0.38
September 30, 2003	$0.87	$0.47
December 31, 2003	$1.30	$0.62
March 31, 2004	$2.25	$1.09
June 30, 2004	$2.29	$1.61
September 30, 2004	$2.08	$1.51

     As of November 17, 2004, there were approximately 70 holders of record, excluding those held in street name, of our 6,180,864 shares of common stock outstanding.

Penny Stock Regulations

     The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Purchasing penny stock limits the ability to resell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker- dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	Contains a toll-free telephone number for inquiries on disciplinary actions;

•	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

     The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	The bid and offer quotations for the penny stock;

•	The compensation of the broker-dealer and its salesperson in the transaction;

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	Monthly account statements showing the market value of each penny stock held in the customer’s account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. Any future payment of dividends will be made at the discretion of our Board of Directors based upon conditions then existing, including earnings, financial condition and capital requirements as well as such economic and other conditions as our Board of Directors may deem relevant. It is not anticipated that we will pay any dividends on our common stock in the future. The Board of Directors intends to follow a policy of retaining earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of the common stock.

TRANSFER AND WARRANT AGENT AND REGISTRAR

     Our transfer agent and registrar for the common stock is Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, telephone number (954) 726-4954.

LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by the Law Offices of Allan M. Lerner, Ft. Lauderdale, Florida.

EXPERTS

     Our audited consolidated financial statements have been audited by Moore Stephens Frost, PLC, independent certified public accountants, as indicated in their report with respect thereto, for the periods and to the extent set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given under the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we will indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act. The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for actions which:

•	are a breach of such person’s duty of loyalty to the corporation or its shareholders

•	are not in good faith or involve a knowing violation of law or

•	result in receipt by such person of an improper personal benefit

•	are voting for or assenting to an unlawful distribution

     The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

     The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

FINANCIAL STATEMENTS

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Balance Sheet (Consolidated)
June 30, 2004
(Unaudited)

2004
Assets

Current assets
Cash	$812,927
Accounts receivable, less allowance for doubtful accounts of $5,500	324,419
Due from factor	169,099
Inventories	1,659,440
Prepaid expenses and deferred charges	92,034
Current deferred income tax benefit	76,500

Total current assets	3,134,419

Property and equipment
Furniture and fixtures	136,346
Leasehold improvements	19,760
Molds, dies, and artwork	476,386

632,492
Accumulated depreciation	(407,661)

Net property and equipment	224,831

Other assets
Patents and trademarks, net of accumulated amortization of $48,213	$163,035
Advances to employees	3,325
Deposits	1,435
Note receivable — related party	106,927
Note receivable — stockholder	90,465

Total other assets	365,187

Total assets	$3,724,437

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Balance Sheet (Consolidated)
June 30, 2004
(Unaudited)

2004
Liabilities and Stockholders’ Equity

Current liabilities
Notes payable	$319,095
Notes payable — stockholders	108,776
Accounts payable-trade	1,186,172
Accrued payroll tax withholdings	92,084
Accrued expenses-other	27,708

Total current liabilities	1,733,835

Long-term liabilities
Deferred tax liability	46,300

Total liabilities	1,780,135

Stockholders’ equity
Common stock, $.001 par value; authorized 50,000,000 shares; issued 6,310,864 shares; outstanding 6,180,864 shares	6,311
Preferred stock, $.001 par value; authorized 10,000,000 shares; none issued and outstanding
Treasury stock, at cost	(101,400)
Additional paid-in capital	1,962,753
Retained earnings (deficit)	76,638

Total stockholders’ equity	1,944,302

Total liabilities and stockholders’ equity	$3,724,437

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Statements of Operations (Consolidated)
For The Six Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Net sales	$2,957,521	$1,686,542

Cost of sales	1,802,328	1,007,631

Gross profit	1,155,193	678,911

Operating expenses
Selling	367,058	196,880
General and administrative	402,770	350,350

Total operating expenses	769,828	547,230

Income from operations	385,365	131,681

Other income (expense)
Interest expense	(62,690)	(48,250)
Interest expense — stockholder notes	(5,519)	(14,025)
Other income	335	1,477

Total other income (expense)	(67,874)	(60,798)

Income before income tax expense	317,491	70,883

Provision for income taxes	6,267	24,166

Net income	$311,224	$46,717

Numerator — net income	$311,224	$46,717

Denominator — weighted average number of shares outstanding	5,728,478	5,830,479

Basic earnings (loss) per share	$0.05	$0.01

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Statements of Operations (Consolidated)
For The Three Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Net sales	$1,620,069	$917,200

Cost of sales	1,000,485	553,885

Gross profit	619,584	363,315

Operating expenses
Selling	204,046	106,709
General and administrative	215,373	187,468

Total operating expenses	419,419	294,177

Income from operations	200,165	69,138

Other income (expense)
Interest expense	(27,329)	(24,812)
Interest expense — stockholder notes	(2,641)	(5,012)
Other income	0	683

Total other income (expense)	(29,970)	(29,141)

Income before income tax expense	170,195	39,997

Provision for income taxes (benefit)	(21,973)	14,715

Net income	$192,168	$25,282

Numerator — net income	$192,168	$25,282

Denominator — weighted average number of shares outstanding	5,743,900	5,842,781

Basic earnings (loss) per share	$0.03	$0.00

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Statements of Cash Flows (Consolidated)
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Cash flows from operating activities
Net income	$311,224	$46,717
Adjustments to reconcile net income to net cash provided by operating activities:
Issuance of common stock for services	—	12,873
Depreciation	28,471	29,141
Amortization	7,245	9,744
Imputed interest on note receivable	(335)	(1,303)
Deferred income tax provision	6,267	24,166
Changes in operating assets and liabilities
Accounts receivable	(225,119)	(31,245)
Due from factor	53,930	53,159
Inventories	(750,088)	(2,564)
Deposits	(1,435)
Prepaid expenses	(50,930)	(3,585)
Accounts payable — trade	668,592	(42,299)
Accrued payroll tax withholdings	13,213	(21,334)
Accrued expenses other	8,629	(4,012)

Net cash provided by operating activities	69,664	69,458

Cash flows from investing activities
Purchases of property and equipment	(29,204)	(7,636)
Payments on note receivable	45,000	—
Advances to employees	—	(1,970)
Advances on note receivable — related party	(34,409)	(28,655)
Payments on note receivable — stockholder	773	10,000

Net cash used in investing activities	(17,840)	(28,261)

Cash flows from financing activities
Issuance of common stock for cash	714,156	—
Repayments on notes payable	(23,486)	(43,620)
Repayments on notes payable — stockholders	(33,943)	(7,225)

Net cash provided by (used) in financing activities	656,727	(50,845)

Increase (decrease) in cash	708,551	(9,648)

Cash — beginning of period	104,376	13,378

Cash — end of period	$812,927	$3,730

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Statements of Cash Flows (Consolidated)
For the Three Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Cash flows from operating activities
Net income	$192,168	$25,282
Adjustments to reconcile net income to net cash provided by operating activities:
Issuance of common stock for services	—	12,833
Depreciation	14,882	14,688
Amortization	3,622	4,872
Imputed interest on note receivable	—	(683)
Deferred income tax provision	(21,973)	14,715
Changes in operating assets and liabilities
Accounts receivable	18,285	56,105
Due from factor	(63,705)	(33,005)
Inventories	(509,234)	(42,608)
Deposits	(1,435)	—
Prepaid expenses	16,331	25,941
Accounts payable — trade	439,146	(61,747)
Accrued payroll tax withholdings	6,897	(7,902)
Accrued expenses other	2,208	(2,072)

Net cash provided by operating activities	97,192	6,419

Cash flows from investing activities Purchases of property and equipment	(27,572)	(1,427)
Advances to employees	—	(1,020)
Payments on note receivable — stockholder	773	(10,835)

Net cash used in investing activities	(26,799)	(13,282)

Cash flows from financing activities
Issuance of common stock for cash	714,156	—
Repayments on notes payable	(12,489)	(17,534)
Repayments on notes payable — stockholders	(19,678)	(7,225)

Net cash provided by (used) in financing activities	681,989	(24,759)

Increase (decrease) in cash	752,382	(31,622)

Cash — beginning of period	60,545	35,352

Cash — end of period	$812,927	$3,730

PART F/S

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.
SELECTED NOTES TO FINANCIAL STATEMENTS

•	Nature of Business

     DAC Technologies Group International, Inc. (the “Company”), a Florida corporation, is in the business of developing, manufacturing and marketing various consumer products, patented and unpatented, which are designed to provide security for the consumer and their property. These products include gun locks and other gun accessories such as gun cleaning kits. In addition, the Company has developed a wide range of security and non-security products for the home, automobile and individual. The majority of the Company’s products are manufactured and imported from mainland China and are shipped to the Company’s central warehouse facility in Little Rock, Arkansas. These products, along with other items manufactured in the United States, are sold primarily to mass merchants and sporting goods retailers throughout the United States and international locations.

•	Organization and Summary of Significant Accounting Policies

     Organization and basis of presentation. The Company was incorporated as a Florida corporation in July 1998 under the name DAC Technologies of America, Inc. In July 1999, the Company changed its name to DAC Technologies Group International, Inc.

     Unaudited interim financial statements. The accompanying financial statements of the Company as of and for the six months ended June 30, 2004 and 2003 and for the three months ended June 30, 2004 and 2003 are unaudited, but, in the opinion of management, reflect the adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of such financial statements in accordance with accounting principles generally accepted in the United States. The significant accounting policies applied to these interim financial statements are consistent with those applied to the Company’s December 31, 2003 audited financial statements included in the Company’s Form 10KSB. The results of operations for an interim period are not necessarily indicative of the results for a full year.

•	Equity Transactions

     On March 11, 2004, the Company engaged Keane Securities Co., Inc., our placement agent, to raise a maximum of $1.7 million with a minimum of $500,000 through a private placement offering of the Company’s common stock. The offering closed on June 29, 2004, and raised approximately $800,000 before issuance costs. A total of 467,808 shares of common stock were sold at a price of $1.71 per share. In addition to the shares, investors were also issued 233,904 warrants, and our placement agent was issued 160,000 warrants, which upon collective exercise, will enable the warrant holders to purchase an additional 393,904 shares at a price of $2.57 per share. These warrants were not included in a computation of diluted net earnings per share, as the effect would have been antidilutive.

•	Income Taxes

     During 2003, the Company received a final audit determination letter from the Internal Revenue Service which disallowed the S-Corporation status of DAC Technologies of America, Inc., the predecessor to the Company. As a result of this determination, net tax losses recognized by the members of DAC Technologies of America, Inc. were disallowed resulting in such losses inuring to the Company and as such, becoming additional net operating losses. Previously, the tax impact to be recorded by the Company based on this event had been undeterminable. However, during the second quarter of 2004, the amount of these net tax losses was computed to be $420,634. Pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, the full effect of these net operating losses have been recorded in the second quarter. These net operating losses have been offset by the utilization expected by 2004 net income earned through June 30, 2004, resulting in a net increase in net income of $21,973 for the three months ended June 30, 2004.

Moore Stephens Frost

CERTIFIED PUBLIC ACCOUNTANTS A Professional Limited Company	425 West Capital, Suite 3300 Little Rock, Arkansas 72201 501 376 9241 • 800 766 9241 Fax 501 376 6256 www.msfrost.com

Independent Auditors’ Report

Board of Directors and Stockholders
DAC Technologies Group International, Inc.
Little Rock, Arkansas

     We have audited the accompanying consolidated balance sheets of DAC Technologies Group International, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DAC Technologies Group International, Inc. as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Moore Stephens Frost Certified Public Accountants

Little Rock, Arkansas
February 18, 2004

An independently owned and operated member of Moore Stephens North America, Inc. — Members in principal cities throughout North America Moore Stephens North America, Inc., is a member of Moore Stephens International Limited — members in principal cities throughout the world

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Current assets
Cash	$104,376	$13,378
Accounts receivable, less allowance for doubtful accounts of $5,500 in 2003 and 2002	99,300	54,063
Due from factor	223,029	159,144
Inventories	909,352	596,767
Note receivable	44,665	42,332
Prepaid expenses and deferred charges	41,104	82,701
Current deferred income tax benefit	36,467	8,850

Total current assets	1,458,293	957,235

Property and equipment
Furniture and fixtures	129,847	123,733
Molds, dies, and artwork	473,441	453,470

	603,288	577,203
Accumulated depreciation	(379,190)	(320,380)

Net property and equipment	224,098	256,823

Other assets
Patents and trademarks, net of accumulated amortization of $40,968 and $29,153 in 2003 and 2002, respectively	170,280	122,095
Deferred income tax benefit	—	228,214
Advances to employees	3,325	4,023
Note receivable - related party	72,518	43,863
Note receivable - stockholder	91,238	104,098

Total other assets	337,361	502,293

Total assets	$2,019,752	$1,716,351

	2003	2002
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$342,581	$413,546
Notes payable - stockholders	142,719	192,500
Accounts payable	517,580	272,168
Accrued payroll tax withholdings	78,871	131,511
Accrued expenses - other	19,079	18,261

Total current liabilities	1,100,830	1,027,986

Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, $.001 par value; authorized 50,000,000 shares; issued 5,843,056 shares and outstanding 5,713,056 shares at December 31, 2003; issued and outstanding 5,817,956 shares at December 31, 2002	5,843	5,818
Preferred stock, $.001 par value; authorized 10,000,000 shares; none issued and outstanding	—	—
Additional paid-in capital	1,249,065	1,236,217
Treasury stock, at cost	(101,400)	—
Accumulated deficit	(234,586)	(553,670)

Total stockholders’ equity	918,922	688,365

Total liabilities and stockholders’ equity	$2,019,752	$1,716,351

The accompanying notes are an integral part of these consolidated financial statements.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2003 and 2002

	2003	2002
Net sales	$4,756,530	$2,756,193
Cost of sales	2,866,447	1,527,352

Gross profit	1,890,083	1,228,841

Operating expenses
Selling	574,009	441,639
General and administrative	725,226	676,861

Total operating expenses	1,299,235	1,118,500

Income from operations	590,848	110,341

Other income (expense)
Interest expense	(126,635)	(111,327)
Interest expense - stockholder notes	(21,490)	(22,000)
Interest income	2,508	1,032
Gain on sale of assets	—	46,300
Other income	74,450	—

Total other income (expense)	(71,167)	(85,995)

Income before income tax expense	519,681	24,346
Provision for income taxes	200,597	11,536

Net income	$319,084	$12,810

Earnings per share:
Numerator - net income	$319,084	$12,810
Denominator - weighted average number of shares outstanding	5,786,600	5,782,329

Basic and dilutive earnings per share	$0.06	$0.00

The accompanying notes are an integral part of these consolidated financial statements.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity

For the Year Ended December 31, 2003 and 2002

	Common stock		Additional paid-in
	Shares	Amount	capital
Balances - December 31, 2001	5,723,956	$5,724	$1,163,444
Issuance of stock for cash	40,000	40	39,960
Issuance of stock for services	54,000	54	32,813
Collection of stock subscription receivable	—	—	—
Net income	—	—	—

Balances - December 31, 2002	5,817,956	5,818	1,236,217
Issuance of stock as a tradeshow incentive	100	—	40
Issuance of stock for services	25,000	25	12,808
Treasury stock received in lawsuit settlement	—	—	—
Net income	—	—	—

Balances - December 31, 2003	5,843,056	$5,843	$1,249,065

	Treasury Stock		Accumulated	Stock subscription
	Shares	Cost	deficit	receivable	Total
Balances - December 31, 2001	$—	$—	$(566,480)	$(25,000)	$577,688
Issuance of stock for cash	—	—	—	—	40,000
Issuance of stock for services	—	—	—	—	32,867
Collection of stock subscription receivable	—	—	—	25,000	25,000
Net income	—	—	12,810	—	12,810

Balances - December 31, 2002	—	—	(553,670)	—	688,365
Issuance of stock as a tradeshow incentive	—	—	—	—	40
Issuance of stock for services	—	—	—	—	12,833
Treasury stock received in lawsuit settlement	130,000	(101,400)	—	—	(101,400)
Net income	—	—	319,084	—	319,084

Balances - December 31, 2003	130,000	$(101,400)	$(234,586)	$—	$918,922

The accompanying notes are an integral part of these consolidated financial statements.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities
Net income	$319,084	$12,810
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Issuance of common stock for services and incentives	12,873	32,867
Receipt of treasury stock in lawsuit settlement	(101,400)	—
Depreciation	58,810	66,897
Amortization	11,815	6,434
Imputed interest on notes receivable	(2,333)	—
Deferred income tax provision	200,597	11,536
Gain on sale of assets	—	(46,300)
Changes in operating assets and liabilities
Accounts receivable	(45,237)	(53,430)
Due from factor	(63,885)	(39,120)
Inventories	(312,585)	(181,651)
Prepaid expenses and deferred charges	41,597	(3,495)
Advances to employees	698	(3,613)
Accounts payable	245,412	191,213
Accrued payroll tax withholdings	(52,640)	(36,976)
Accrued expenses other	818	(31,765)

Net cash provided by (used in) operating activities	313,624	(74,593)

Cash flows from investing activities
Proceeds from sale of Summit Training International assets	—	5,000
Purchases of property and equipment	(26,085)	(31,301)
Purchases of patents and trademarks	(60,000)	—
Advances on note receivable - related party	(28,655)	(29,975)
Advances on note receivable - stockholder	(4,240)	(42,379)
Payments received on note receivable - stockholder	17,100	41,275

Net cash used in investing activities	(101,880)	(57,380)

	2003	2002
Cash flows from financing activities
Repayments on notes payable	$(70,965)	$(59,782)
Advances on notes payable - stockholders	15,000	100,000
Repayments on notes payable - stockholders	(64,781)	(32,500)
Proceeds from issuance of common stock	—	40,000
Collection of stock subscription receivable	—	25,000

Net cash provided by (used in) financing activities	(120,746)	72,718

Net increase (decrease) in cash	90,998	(59,255)
Cash - beginning of year	13,378	72,633

Cash - end of year	$104,376	$13,378

Supplemental disclosure of cash flows information
Cash paid during the year for Interest	$152,439	$131,712

The accompanying notes are an integral part of these consolidated financial statements.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

1.	Organization and Nature of Business

     DAC Technologies Group International, Inc. (“DAC”) was originally incorporated under the name DAC Technologies of America, Inc. In July 1999, the Company changed its name to DAC Technologies Group International, Inc. DAC is in the business of developing, manufacturing and marketing various patented and unpatented consumer products that are designed to provide security for the consumer and their property. In addition, DAC has developed a wide range of security and non-security products for the home, automobile and individual. The majority of DAC’s products are manufactured and imported from mainland China and are shipped to DAC’s central warehouse facility in Little Rock, Arkansas. These products, along with other items manufactured in the United States, are sold primarily to major retail chains in the United States.

     In February 2001, DAC formed a wholly owned subsidiary, Summit Training International (“STI”), an Arkansas corporation. STI was formed with the primary objective of providing training to law enforcement agencies through courses, seminars and conferences. During the early part of 2002, the Company decided not to pursue further development of STI due to changes in the perceived market. In July 2002, the Company sold certain assets of STI, including its name for $50,000, which consisted of $5,000 in cash and a $45,000 note, maturing no later than eighteen (18) months from the date of the note. The Company had suspended operations of STI earlier in 2002 due to unprofitability. In connection with this sale, the Company has entered into a noncompete agreement in regards to educational or instructional services for a four year period.

2. Summary of Significant Accounting Policies

a.	Basis of presentation – The accompanying consolidated financial statements include the accounts of DAC Technologies Group International, Inc. and its wholly owned subsidiary, Summit Training International (collectively, the “Company”). All material intercompany accounts and transactions have been eliminated in the consolidation.

b.	Revenue recognition – The Company recognizes sales revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the Company’s price to the buyer is fixed and determinable, and collectibility is reasonably assured.

Interest income associated with notes receivable is recognized in the period in which it is earned based upon the terms of the note. As such time that management would deem a note to be uncollectible, interest income would cease to be recognized. Based on management’s analysis, there were no conditions that existed in the years ended December 31, 2003 and 2002 to indicate the need for the nonaccrual of interest income.

c.	Cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2003 and 2002, the Company had no cash equivalents.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

2.	Summary of Significant Accounting Policies (cont.)

d.	Accounts and notes receivable – The majority of the Company’s receivables are factored pursuant to a factoring agreement (Note 4). At December 31, 2003 and 2002, approximately 94% and 98% of the Company’s accounts receivable, gross of the balance due to factor, were covered by this agreement. For receivables that are not covered under this agreement, the Company evaluates these customer accounts on a periodic basis and records an allowance for amounts estimated to be uncollectible. Past due status is determined based upon contractual terms. Amounts that are determined to be uncollectible are written off against this allowance when collection attempts on the accounts have been exhausted. Management uses significant judgment in estimating uncollectible accounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes the Company processes effectively address its exposure to doubtful accounts, changes in economy, industry or specific customer conditions may require adjustment to the allowance recorded by the Company.

e.	Inventories – Inventories are stated at the lower of average cost or market. Costs include freight and applicable customs fees. The Company receives inventory from oversees at terms F.O.B. shipping point, and thereby bearing the risk of loss. During the time period prior to the time it is received in the warehouse, this inventory is classified as inventory in transit. Inventory held in the warehouse is classified as finished goods.

f.	Property and equipment – Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Depreciation expense of $58,810 and $66,897 was recognized during the years ended December 31, 2003 and 2002, respectively.

g.	Patents and trademarks – Costs incurred in connection with the acquisition of patents and trademarks are capitalized and amortized over their estimated useful lives, which range from five to seventeen years.

h.	Income taxes – The Company utilizes the liability method of accounting for deferred income taxes. The liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities as of the year-end date at the presently enacted tax rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is expected to be realized.

i.	Shipping and handling – All shipping and handling costs are included in selling expense in the accompanying consolidated statement of operations. These costs totaled $155,298 and $154,132 for the years ended December 31, 2003 and 2002, respectively.

j.	Earnings per share – Earnings per share have been calculated using the weighted average number of shares outstanding for each year. The Company has no potentially dilutive shares or options outstanding.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

2.	Summary of Significant Accounting Policies (cont.)

k.	Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

l.	Fair value of financial instruments – The fair values of cash and cash equivalents, accounts receivables and notes payable approximate their carrying values due to the short-term nature of the instruments.

m.	Impairment of long-lived assets – Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount the carrying amount of the assets exceeds the fair value of the assets. Based upon management’s assessment of the impairment indicators, no impairment testing is necessary at December 31, 2003.

n.	Reclassifications – Certain 2002 balances in the accompanying consolidated financial statements have been reclassified to conform to the 2003 presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

3.	Inventories

         Inventories consist of:

	2003	2002
Finished goods	$605,941	$391,898
Inventory in transit	280,444	181,901
Parts	22,967	22,968

	$909,352	$596,767

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

4.	Intangible Assets

         Intangible assets consisted of the following at December 31:

	2003	2002
Finite lived:
Patents, net of accumulated amortization of $40,968 and $29,153, respectively	$170,280	$122,095

         Aggregate amortization expense related to finite lived intangible assets was $11,815 and $6,434 for the years ended December 31, 2003 and 2002, respectively. Future finite lived intangible asset amortization expenses are as follows:

2004	$14,021
2005	13,078
2006	13,078
2007	12,037
2008	11,762
Thereafter	106,304

$170,280

5.	Due From Factor

         The Company factors a majority of its receivables without recourse under a credit risk factoring agreement, which is renewable annually. This agreement provides for factoring fees of .65% to 1.8% monthly, depending on the creditworthiness and location of an account (domestic or foreign). An additional fee of .25% is charged for each thirty-day period, or part thereof, when the terms of sale exceed ninety-days. Fees are calculated on the gross face value of each invoice. Additionally, this agreement provides for advances of funds on the factored receivable. Interest is charged at a greater of 7% or 1.25% above prime (5.25% at December 31, 2003) on the outstanding funds in use. The amounts borrowed are collateralized by the outstanding accounts receivable, and are reflected as a reduction to accounts receivable in the accompanying consolidated balance sheets. These amounts are as follows:

	2003	2002
Accounts receivable factored	$1,565,843	$894,179
Amounts advanced and outstanding	1,342,814	735,035

Due from factor	$223,029	$159,144

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

6.	Notes Payable

         Notes payable consist of:

	2003	2002
Note payable with a bank; interest at 7.00%; payable on demand or if no demand, November 1, 2005; collateralized by the Company’s receivables and personal guarantees of the Company’s major stockholders.	$167,496	$180,000

Note payable with a bank; interest at 7.00%; payable on demand or if no demand, November 12, 2005; collateralized by the Company’s receivables and personal guarantees of the Company’s major stockholders.	137,747	149,500

Note payable with a bank; interest at 7.00%; payable on demand or if no demand, April 30, 2006; secured by the Company’s inventories and personal guarantees of the Company’s major stockholders.	37,338	53,138

Note payable with a bank; interest at Wall Street Journal Prime Rate (4.25% at December 31 , 2002); payable on demand or if no demand is made in thirty-six monthly payments of principal and interest of $4,659 through its maturity on July 2, 2003; secured by the Company’s inventories and personal guarantees of the Company’s major stockholders.	—	30,908

	$342,581	$413,546

         The weighted average interest rates on short-term borrowings, including notes payable – stockholders, for the years ended December 31, 2003 and 2002 were 7.45% and 7.61%, respectively. The Company recognized interest expense of approximately $51,100 and $59,400 for the years ended December 31, 2003 and 2002, respectively, on notes payable and notes payable – stockholders.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

7.	Notes Payable – Stockholders

         During 2003 and 2002, the Company maintained note payable agreements with certain stockholders of the Company. Borrowings and repayments under these agreements during 2003 were $15,000 and $64,781, respectively. Borrowings and repayments under these agreements during 2002 were $100,000 and $32,500, respectively. These notes bear interest at rates ranging from 6% to 10% and are payable on various dates throughout 2004. At December 31, 2003 and 2002, outstanding borrowings under these agreements totaled $142,719 and $192,500, respectively. During 2003 and 2002, the Company recognized interest expense of $21,490 and $22,000, respectively, on these notes.

8.	Equity

         On January 16, 2003, the Company issued 100 shares of restricted common stock as a door prize at a trade show. These shares were valued at fair value on the date of issuance.

         On April 1, 2003, the Company issued 25,000 shares of restricted common stock for services valued at $12,833.

         On September 1, 2002, the Company entered into a one year agreement with a consulting firm for services relating to strategic planning and operational assistance. As compensation for these services, the Company issued 25,000 shares of restricted common stock valued at $14,667.

         On July 7, 2002, the Company issued 25,000 shares of restricted common stock valued at $15,000 as additional interest on note payable to a stockholder. The value of these shares was recognized as interest expense over the term of note payable of ten months, which expired on May 7, 2003.

         On March 18, 2002, the Company issued 4,000 shares of restricted common stock for services valued at $3,200.

         During the first quarter of the year ended December 31, 2002, the Company issued 40,000 shares of restricted common stock at $1.00 per share.

9.	Treasury Stock

         In August 2000, the Company filed suit against a former manufacturer alleging breach of a manufacturing contract and seeking damages and recision of 165,000 shares of its common stock as part of the amounts which had been previously paid to the manufacturer. During 2003, a jury awarded the Company damages in the amount of $1,650,560, which included the value of the returned shares of common stock. The treasury stock was received during the year at a court-mandated value of $0.78 per share. Of the total shares, 35,000 were paid to legal counsel as consideration for legal fees. The remaining 130,000 shares are reflected as treasury stock in the accompanying balance sheet at the $0.78 per share, or $101,400. The Company is attempting to collect the remainder of the award, $1,521,860, by filing suit in October 2003 against the owners of the former manufacturer. As collection of this award is uncertain, this gain contingency has not been recorded in the accompanying consolidated statement of operations.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

10.	Stock Option Plan

         During 2000, the Company adopted the 2000 Equity Incentive Plan (the “Plan”), a non-qualified stock option plan. Under the terms of the Plan, officers, directors, employees and other individuals may be granted options to purchase the Company’s common stock at exercise prices determined by the Company’s Board of Directors. The terms and conditions of any options granted under the Plan, to include vesting period and restrictions or limitations on the options, will be determined by the Board of Directors. The maximum number of shares that can be granted under this Plan is one million shares of stock. At December 31, 2003, the Company had granted no options pursuant to this Plan.

11.	Income Taxes

         The provision for income taxes consists of:

	2003	2002
Current provision	$—	$—
Deferred provision	200,597	11,536

	$200,597	$11,536

         Reconciliations of the differences between income taxes computed at the federal statutory tax rates and the provision for income taxes is as follows:

	2003	2002
Income taxes computed at federal statutory tax rate	$176,692	$8,278
State tax provision, net of federal benefits	22,294	1,044
Nondeductible expenses and other	1,611	2,214

Provision for income taxes	$200,597	$11,536

         Temporary differences that give rise to significant deferred tax assets (liabilities) are as follows:

	2003	2002
Net operating loss carryforward	$28,240	$238,611
Allowance for doubtful accounts	2,106	2,106
Allowance for excess inventory	6,744	6,744
Other accrued liabilities	(623)	(10,397)

Net deferred tax asset	$36,467	$237,064

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

11. Income Taxes (cont.)

     During the year ended December 31, 2003, the Company utilized $537,174 of its net operating loss carryforward to offset its current federal and state income tax liability. At December 31, 2003, the Company has a net operating loss carryforward available for federal and state income tax purposes of approximately $74,000. Unless utilized, this carryforward will begin expiring in 2021.

     During 2003, the Company received a final audit determination letter from the Internal Revenue Service which disallowed the S-Corporation status of DAC Technologies of America, Inc. As a result of this determination, net tax losses recognized by the members of DAC Technologies of America, Inc. were disallowed resulting in such losses becoming net operating losses of the Company. Based on the current tax situation of the Company, these amounts will increase the current net operating loss carryforward. However, the tax impact to be recorded by the Company is undeterminable, and accordingly, has not been recorded in the accompanying consolidated financial statements.

12. Related Party Transactions

     During the years ended December 31, 2003 and 2002, the Company made periodic advances to certain employees of the Company. At December 31, 2003 and 2002, the outstanding balances of advances to these individuals were $3,325 and $4,023, respectively. These advances have been classified as noncurrent in the accompanying consolidated balance sheets because repayment is not anticipated during the next year.

     At December 31, 2003 and 2002, the Company has a note receivable of $91,238 and $104,098, respectively, due from an individual, who is both an employee and a stockholder, that is due on December 31, 2004. This note is unsecured and non-interest bearing. The note receivable has been classified as noncurrent in the accompanying consolidated balance sheets because repayment is not anticipated during the next year.

     At December 31, 2003 and 2002, the Company has a note receivable of $72,518 and $43,863, respectively, due from a related party, which is owned by the individual discussed above, that is due on December 31, 2004. This note is unsecured and non-interest bearing. The note receivable has been classified as noncurrent in the accompanying consolidated balance sheets because repayment is not anticipated during the next year.

     For the year ended December 31, 2002, consulting service fees in the amount of $62,500 were paid to a related party, which is owned by the individual discussed above. The stockholder provided consulting services to the Company pursuant to a consulting agreement that terminated on May 30, 2002, which is the date that the stockholder became an employee.

     Certain stockholders of the Company have personally guaranteed the Company’s outstanding borrowings with a bank at December 31, 2003 and 2002.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

13. Commitments and Contingencies

     The Company leased office and warehouse space under a lease that expires on January 31, 2004. The lease was converted to a month to month operating lease upon expiration. The Company also leases space from a shareholder for office space for $3,000 per month under no formal lease agreement. Total rent expense for the years ended December 31, 2003 and 2002 was $83,283 and $53,368, respectively.

     The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

     During 1998, the Company entered into an asset purchase agreement, wherein it acquired certain assets and assumed certain liabilities of DAC Technologies of America, Inc. in a combination that was accounted for in a manner similar to a pooling of interest. Assets and liabilities that were not included in this transaction consisted of a receivable from a major stockholder and President, certain bridge loans, stockholder advances, an automobile, certain accounts payable, accrued commissions and accrued payroll totaling $200,488. The Company could be held liable in the event of litigation, for the outstanding balances of certain unsecured liabilities of DAC Technologies of America, Inc. totaling approximately $119,000. No accrual has been made for this contingency.

14. Major Customers and Suppliers

     During the year ended December 31, 2003, the Company had aggregate sales to one customer that exceeded ten percent of total net sales. Sales to this individual customer were approximately $2,478,000. During the year ended December 31, 2002, the Company had aggregate sales to two customers that exceeded ten percent of total net sales. Sales to these individual customers were approximately $1,127,000 and $298,000, respectively. Accounts receivable related to the sales were factored without recourse (Note 5).

     During the years ended December 31, 2003 and 2002, the Company purchased 94% and 85%, respectively, of its products from one major supplier. The Company is dependent upon this supplier continuing in business and its ability to ship to the United States, but believes that it could replace this supplier, if required to, at similar quality and terms.

15. Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable with a variety of customers. As discussed in Note 5, the Company factors a majority of its receivables under a factoring agreement. These accounts are factored on a non-recourse basis which reduces the Company’s exposure to credit risk. Approximately 94% and 98% of the Company’s accounts receivable at December 31, 2003 and 2002, respectively, were factored. The Company provides credit in the normal course of business to its customers and performs ongoing credit evaluations of its customers. It maintains allowances for doubtful accounts and provisions for returns and credits based on factors surrounding the specific

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

15. Concentration of Credit Risk (cont.)

customers and circumstances. The Company generally does not require collateral from its customers. Credit risk is considered by management to be limited due to the Company’s customer base and its customer’s financial resources.

     At December 31, 2003 and at various times throughout the year, the Company maintained cash balances with financial institutions in excess of the federally insured limit.

16. Financial Information by Business Segment

     During the years ended December 31, 2003 and 2002, the Company operates in five primary business segments delineated by products or services. These segments are security products, gun locks, safes, non-security products and training. The accounting policies of the Company’s segments are the same as those described in Note 2. The Company’s long-lived assets are located in the United States and China.

     Information concerning operations in these segments of business is as follows:

	2003	2002
Revenues
Security products	$394,367	$435,276
Gun-locks	1,485,253	1,144,615
Safes	565,740	853,233
Non-security products	2,311,170	320,744
Training	—	2,325

Total	$4,756,530	$2,756,193

Income (loss) before income tax expense (benefit)
Security products	$80,167	$11,500
Gun-locks	93,548	(20,990)
Safes	50,759	(55,389)
Non-security products	295,207	45,265
Training	—	43,960

Total	$519,681	$24,346

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

16. Financial Information by Business Segment (cont.)

	2003	2002
Identifiable assets
Security products
United States	$182,114	$185,246
China	51,105	98,186
Gun-locks
United States	271,898	309,932
China	45,483	54,553
Safes
United States	154,368	79,318
China	14,362	16,326
Non-security products
United States	476,613	27,704
Corporate	2,163,037	1,680,121

Total	$3,358,980	$2,451,386

     Molds used to manufacture the Company’s security products and gun locks are located in China (See Note 1).

17. New Accounting Pronouncements

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (the Interpretation). The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. A variable interest entity results from interests in an entity through ownership, contractual relationships, or other pecuniary interest. Under current accounting guidance, entities are generally consolidated by an enterprise only when it has a controlling financial interest through ownership of a majority voting interest in the entity.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by DAC. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

858,337 Shares of Common Stock

PROSPECTUS

Until ___, 2004 all dealers effecting transactions in the registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus.

November ____, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we will indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act. The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for actions which are:

•	a breach of such person’s duty of loyalty to the corporation or its shareholders

•	not in good faith or involve a knowing violation of law or

•	result in receipt by such person of an improper personal benefit

•	voting for or assenting to an unlawful distribution

     The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

     The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 25. Other Expenses of Issuance and Distribution.*

Registration Fees — Securities and Exchange Commission	$205.26
Cost of Printing	$2,000.00
Legal Fees and Expenses	$15,000.00
Transfer Agent Fees	$1,000.00
Accounting Fees and Expenses	$3,000.00
Blue Sky Fees and Expenses	$-0-
Miscellaneous	$5,000.00
Total	$26,205.26

(*Estimated)

Item 26. Recent Sales of Unregistered Securities

     On March 11, 2004, the Company engaged Keane Securities Co., Inc., our placement agent, to raise a maximum of $1.7 million with a minimum of $500,000 through a private placement offering of the Company’s common stock. The offering closed on June 29, 2004, and raised approximately $800,000 before issuance costs. A total of 467,808 shares of common stock were sold at a price of $1.71 per share. In addition to the shares, investors were also issued 233,904 warrants, and our placement agent was issued 160,000 warrants, which upon collective exercise will enable the warrant holders to purchase an additional 393,904 shares at a price of $2.57 per share. The offering was conducted pursuant to Regulation D, Rule 506.

     On April 1, 2003, the Company issued 25,000 shares of restricted common stock for services valued at $12,833. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On September 1, 2002, the Company entered into a one year agreement with a consulting firm for services relating to strategic planning and operational assistance. As compensation for these services, the Company issued 25,000 shares of restricted common stock valued at $14,667. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On July 7, 2002, the Company issued 25,000 shares of restricted common stock valued at $15,000 as additional interest on note payable to a stockholder. The value of these shares were recognized as interest expense over the term of note payable of ten months, which expired on May 7, 2003. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On March 18, 2002, the Company issued 4,000 shares of restricted common stock for services valued at $3,200. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     Commencing in October 2001 and ending in January 2002, the Company initiated a private placement offering of the Company’s common stock. In connection with this offering, the Company issued a total of 415,000 shares of restricted common stock at $1.00 per share. Proceeds from this offering, net of offering costs, were $348,923. The offering was conducted pursuant to Regulation D and section 4(2).

     On June 1, 2001, the Company issued additional shares of restricted common stock totaling 38,300, which were valued at $32,555 to certain individuals in connection with the establishment of service agreements. The value of these restricted common shares was based on two-thirds of the value of unrestricted shares on that date. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On April 4, 2001, the Company issued a total of 75,700 shares of restricted common stock valued at $30,280 in connection with the establishment of consulting agreements with certain individuals. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On March 29, 2001, the Company issued 19,815 shares of restricted common stock valued at $5,350 to an individual pursuant to the terms of an employment agreement with the Company. Subsequently, on April 23, 2001, the Company issued 22,141 additional shares of common stock valued at $8,414 to this individual pursuant to this agreement. The value of these restricted common shares was based on two-thirds of the value of unrestricted shares on that date. The issuance of these securities was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

Item 27. Exhibits

     The exhibits constituting part of the Registration Statement are as follows:

EXHIBIT		DESCRIPTION
2		Asset Purchase Agreement*

3.1		Articles of Incorporation*

3.2		Bylaws*

3.3		Articles of Amendment to the Articles of Incorporation**

3.4		Amendment to the Articles of Incorporation**

4.1		Form of Warrant***

5		Opinion and Consent of Counsel.****

10.1		Consulting Agreement*

10.2		Lease*

10.3		Factoring Agreement*

10.4		Employment Contract of David A. Collins***

10.5		Placement Agent’s Agreement between the Company and Keane Securities, Inc. dated March 11, 2004. ***

10.6		Form of Subscription Agreement relating to the Company’s Private Placement offering through Keane Securities, Inc. ***

10.7		Form of Registration Rights Agreement relating to the Company’s Private Placement offering through Keane Securities, Inc. dated as of March 11, 2004.***

10.8		Amendment to Lease***

23		Consent Of Law Offices of Allan M. Lerner**** (included in opinion filed as Exhibit 5).

23.1	*	Independent Auditors’ Consent****

*	Incorporated by reference from Registrant’s Form 10-SB filed with the Securities and Exchange Commission, File No. 00029211, on January 28,2000.

**	Incorporated by reference from Registrant’s Form 10Q-SB for the Quarterly Period Ended June 30,2001.

***	Incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 20, 2004.

****	Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (§§230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

POWER OF ATTORNEY

     The undersigned directors and officers of DAC hereby constitute and appoint either David A. Collins or Bob Goodwin, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and time to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or use to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach and the State of Florida, on the 19 day of November 2004.

DAC Technologies Group International, Inc.
By:	/s/ David A. Collins, CEO
David A. Collins

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David A. Collins David A. Collins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2004

/s/ Robert Goodwin Robert Goodwin	Chief Financial Officer, Director, (Principal Accounting Officer)	November 19, 2004

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